Exhibit I-2

(English Language Translation)

This share exchange is made for the securities of a Japanese company. The share exchange is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under U.S. federal securities laws, since the issuer is located in Japan, and some or all of its officers and directors are residents of Japan. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. Furthermore, it may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the acquirer may purchase securities otherwise than under the share exchange, such as in open market or privately negotiated purchases.

Security code: 7530

June 6, 2012

To our shareholders

Yuji Yokoyama

Representative Director and President

NABCO DOOR Ltd.

12 – 22, Nishi-Honmachi 1-chome,

Nishi-ku, Osaka-shi, Osaka

Notice of Convocation of the 50th Ordinary General Meeting of Shareholders

You are cordially invited to attend the 50th Ordinary General Meeting of Shareholders of NABCO DOOR Ltd. which will be held as follows.

If you are unable to attend the meeting, you may exercise your voting rights in writing. Please review the attached “Shareholders Meeting Reference Material” and return the enclosed voting form upon indicating your approval or disapproval of the agendas, for receipt by no later than the end of business hours (5:30 PM) on Tuesday, June 26, 2012.

1. Date and time:	10:00 a.m., Wednesday, June 27, 2012

2. Place:	“Ginga” 3rd Floor KKR Hotel Osaka

2 – 24 Baba-cho, Chuo-ku, Osaka-shi, Osaka

Please note that the place of the meeting differs from before. Please refer to the “Access Map to Meeting Place” attached hereto.

3.	Purpose of Meeting

Matters to be reported

Business Report and Financial Statements for the 50th fiscal year (from April 1, 2011 to March 31, 2012)

Matters to be resolved

Agenda 1: Execution of Share Exchange Agreement between the Company and Nabtesco Corporation

Agenda 2: Appropriation of Surplus

Agenda 3: Appointment of five directors

Agenda 4: Appointment of one auditor

Agenda 5: Appointment of two substitute auditors

Agenda 6: Payment of retirement allowance to retiring directors

Please submit the enclosed voting form to the reception upon your arrival.

In the event of situations requiring modifications in the Shareholders Meeting Reference Material, the Business Report or Financial Statements, the modified information will be provided on our website (address: http://www.nabco-door.co.jp).

I-2-1

(Provided Documents)

Business Report

(From April 1, 2011 to March 31, 2012)

1. Matters concerning the present situation of the Company

(1) Process and achievements of business

Although there was some movement towards recovery from the Great East Japan Earthquake, our country’s economic prospects shifted in an uncertain state with the government debt crisis in Europe, the sharp rise in the yen and the flood disaster in Thailand.

In the construction industry associated with the Company, although there was some recovery trend in a part of capital investment, orders for civil construction work in Japan remained at a low level and because public construction work also shifted weakly, the situation of competition for orders between companies continued to be severe.

Under such situations, the Company conducted activities for receiving orders in the project for restructuring public hospitals, etc. and in the metropolitan redevelopment project and at the same time, provided users with proposals concerning enhanced safety and maintenance of automatic doors and aggressively conducted sales promotion activities such as holding internal sales campaigns, etc. In addition, the Company commenced branding activities for widely spreading the “Nabco Brand.”

As a result, this fiscal year’s net sales increased by 4.4%, JPY10.618 billion, operating profit by 19.3%, JPY695 million, ordinary profit by 17.0%, JPY692 million, and with Extraordinary gain due to changes in the retirement benefit system, current net profit by 18.7%, JPY374 million.

The summaries, by product category, are as follows.

With respect to automatic doors, there was increase in net sales for large-sized construction works such as public hospitals and for new construction works associated with the metropolitan redevelopment project. Further, as a result of aggressive provision of proposals to users concerning renovation work according to automatic door safety guidelines and mid-term renovation plans, etc., there was increase in net sales in the renewal market as well.

With respect to maintenance services, although there were requests from maintenance contractors to reconsider the details of contracts due to cut down in expenses, etc., as a result of conducting activities for improving the users’ safety awareness concerning automatic doors and sales activities with respect to community-based services and equipment maintenance, net sales slightly increased.

With respect to products for door openings such as stainless sashes, like automatic doors, as a result of sales expansion activities of sashes in construction and repair work, etc. for large-sized construction works such as public hospitals, net sales increased.

Comparison of net sales by product category

(Unit: JPY million)

Product category	Previous fiscal year	Current fiscal year	Rate of increase
Automatic doors	4,436	4,725	6.5%
Maintenance service	3,814	3,841	0.7%
Products for door openings	954	1,069	12.1%
Others	963	981	1.9%
Total	10,168	10,618	4.4%

(2) Situation of capital investment and fund procurement

 Situation of capital investment

No relevant matters to be noted in this fiscal year.

The total amount of facilities completed in this fiscal year is JPY24 million.

‚ Situation of fund procurement

No relevant matters to be noted in this fiscal year.

(3) Situation of property and profit and loss in the three most recent fiscal years

Item	47th term 2008	48th term 2009	49th term 2010	50th term 2011 (current fiscal year)
Net sales (JPY million)	10,686	10,036	10,168	10,618
Ordinary income (JPY million)	637	555	591	692
Net income (JPY million)	375	256	315	374
Net income per share (JPY)	78.30	53.35	65.78	78.07
Net assets (JPY million)	6,777	6,915	7,084	7,305
Total assets (JPY million)	9,714	9,786	9,698	10,394

(note) Net income per share has been calculated upon subtracting the average number of treasury shares in the term from the average number of outstanding shares in the term.

(4) Issues to be addressed

With respect to future prospects, there are signs of recovery in business earnings due to the recovery of share prices and the break in the appreciation of the yen in our country.

In the construction industry associated with our Company, although recovery from the Great East Japan Earthquake can be expected regionally, western Japan which is the Company’s sales area, is expected to be at a standstill, and there is concern that the Company’s sales activities will be affected.

The Company will conduct systematic and efficient sales activities towards the achievement of the “3-year medium-term business plan” formulated with 2011 as the first year, by using its unique system to centralize management and use information obtained in sales activities, and will also conduct careful sales activities, beginning with large-sized issues such as maintenance plans for restructuring public hospitals, etc., welfare institutions and the metropolitan redevelopment project, etc. In improving the safety of automatic doors, the Company will aim at realizing “people-friendly doors” and will work on providing proposals on the maintenance and safety of equipments. Further, centered on the branding activities that began last year, the Company will develop its human resources, reorganize its organization and service system and work towards business efficiency and enhancement of its management bases.

Basic policies for “3-year medium term business plan”

•	Expansion of after sales market business

•	Sales increase centered on set order intakes for door openings

•	Development of new sales channels

(5) Details of main businesses

Sales and construction of various types of automatic doors, metal and glass fittings and disaster-prevention systems for buildings, maintenance and repair of the above products, maintenance and repair of mechanical multilevel parking devices

(6) Main branches and offices

Head office: 12 – 22 Nishi-Honmachi 1-chome, Nishi-ku, Osaka-shi, Osaka

Name	Location	Name	Location
Osaka Branch	Osaka	Gifu Office	Gifu
Kita Osaka Office	Osaka	Tsu Office	Mie
Higashi Osaka Office	Osaka	Yokkaichi Office	Mie
Sakai Office	Osaka	Hokuriku Branch	Ishikawa
Wakayama Office	Wakayama	Toyama Office	Toyama
Nara Office	Nara	Chugoku Branch	Hiroshima
Kobe Branch	Hyogo	Fukuyama Office	Hiroshima
Amagasaki Office	Hyogo	Matsue Office	Shimane
Sanda Office	Hyogo	Tottori Office	Tottori
Kyoto Branch	Kyoto	Shikoku Branch	Kagawa
Shiga Office	Shiga	Kochi Office	Kochi
Nagoya Branch	Aichi	Matsuyama Office	Ehime
Okazaki Office	Aichi

(note) The Sanda Office is scheduled to be closed and unified with the Kobe Branch by the end of September 2012.

(7) Situation of employees

Number of employees	Increase or decrease from the end of the previous term	Average age	Average years of service
330	Decrease by 2	39.1	13.4 years

(note) The number of employees includes employees (2) dispatched from other companies.

(8) Situation of significant parent company

The Company’s parent company is Nabtesco Corporation, which possesses 3,041,000 shares of the Company (shareholding ratio 63.39%). The Company purchases a large portion of its main products from the parent company.

(9) Situation of main lenders

Lender	Amount of debt
Mizuho Bank, Ltd.	JPY50,000,000
Sumitomo Mitsui Banking Corporation	JPY40,000,000

2. Matters concerning the Company’s shares (as of March 31, 2012)

(1)	Total number of issuable shares 16,000,000
(2)	Total number of outstanding shares 4,800,000 (including 2,729 treasury shares)
(3)	Number of shareholders 582
(4)	Major shareholders (top 10)

Name of shareholder	Number of shares owned	Shareholding ratio
Nabtesco Corporation	3,041,000	63.39%
NABCO DOOR Employee Shareholding Association	90,000	1.88%
Mizuho Bank, Ltd	70,000	1.46%
Himeji Nabco Co., Ltd.	60,000	1.25%
Shingo Ito	56,000	1.17%
Toyo Koda	44,000	0.92%
Sumitomo Mitsui Banking Corporation	42,000	0.88%
Kotoe Katayama	40,000	0.84%
Nippon Life Insurance Company	40,000	0.83%
Mitsui Sumitomo Insurance Company, Limited	30,000	0.63%

(note) The shareholding ratio has been calculated excluding treasury shares (2,729 shares).

3. Matters concerning the Company’s share warrants

No relevant matters.

4. Matters concerning corporate officers (as of March 31, 2012)

(1) Situation of directors and auditors

Position	Name	Duties and important concurrent posts
Representative Director, President	Yuji Yokoyama	Nabtesco Corporation, Executive Officer
Representative Director, Managing Director	Yoshinori Sakamoto	General Administration Division, General Manager
Director	Shoichi Ikuta	Technology Division, General Manager
Director	Hajime Okamura	Sales Division, General Manager
Director	Yoshimi Suefuku	Sales Division, Nagoya Branch, General Manager of the Branch
Full-time corporate auditor	Takao Kimura
Corporate auditor	Masahiko Yamada	Nabtesco Corporation, Outside Corporate Auditor
Corporate auditor	Goro Hashimoto	Nabtesco Corporation, Compliance Division, Legal Department, General Manager

(note)

1.	Directors Yoshimi Suefuku was newly appointed director at the 49th General Shareholders’ Meeting held on June 23, 2011.
2.	Corporate auditors Masahiko Yamada and Goro Hashimoto are outside corporate auditors.
3.	The Company has registered the corporate auditor Masahiko Yamada at the Osaka Securities Exchange as an independent director based on the provisions set forth by the Osaka Securities Exchange.

(2) Directors who resigned during this fiscal year

Name	Position and duties at the time of resignation, situation of important concurrent posts	Date of resignation	Reason for resignation
Hijiri Aboshi	Director, General Administration Division, Deputy General Manager	June 23, 2011	Expiration of term of office

(3) Amount of directors and corporate auditors’ compensation, etc.

Category	Subject number	Amount of compensation, etc.	Remarks
Directors	6	JPY81,538,000	Amount of compensation: Up to JPY10,000,000 per month
Corporate auditors (outside corporate auditors)	2 (1)	JPY19,100,000 (JPY2,400,000)	Amount of compensation: Up to JPY3,000,000 per month
Total	8	JPY100,638,000

(note)	1.	The above includes one director who resigned as of the conclusion of the 49th Ordinary General Shareholders’ Meeting held on June 23, 2011.
2.	The amount of employees’ salary for employees who serve concurrently as directors is not included in the above amount of directors’ compensation, etc.
3.	The amount of compensation for directors and corporate auditors was resolved at the 34th Ordinary General Shareholders’ Meeting held on June 21, 1996.
4.	The amount of compensation, etc. includes JPY23,125,000 (directors JPY19,625,000 and corporate auditors JPY3,500,000) in reserve this fiscal year based on the Company’s regulations, to be appropriated to the provision of retirement allowance for officers.
5.	In addition to the above, retirement allowance has been provided as follows based on resolution at the 49th Ordinary General Shareholders’ Meeting held on June 23, 2011.

• 1 resigning director JPY11,025,000

This amount includes the amount of provision of allowance for directors’ retirement benefits (directors JPY9,625,000) included in the amount of officer’ compensation, etc. in the business report for the past fiscal year.

(4) Matters concerning outside officers

 Situation of important concurrent posts with other companies, etc. and relationship between the Company and such companies, etc.

Position	Name	Situation of important concurrent posts	Relationship with the Company
Outside corporate auditor	Masahiko Yamada	Nabtesco Corporation Outside corporate auditor	Parent company
Outside corporate auditor	Goro Hashimoto	Nabtesco Corporation Compliance Division, Legal Department, General Manager	Parent company

‚ Situation of main activities during this fiscal year

Position	Name	Situation of activities
Outside corporate auditor	Masahiko Yamada	He participated in all 13 Board of Directors’ meetings and all 14 Board of Auditors’ meetings held this fiscal year. He mainly gave advice and proposals concerning business operations, based on knowledge and experience.
Outside corporate auditor	Goro Hashimoto	He participated in all 11 of the 13 Board of Directors’ meetings and 12 of the 14 Board of Auditors’ meetings held this fiscal year. He mainly gave advice and proposals concerning legal affairs, based on knowledge and experience.

ƒ Total amount of compensation, etc. for officers received by outside officers from the parent company and subsidiaries, etc.

The total amount of compensation, etc. that outside corporate auditors received as officers this fiscal year from the parent company with concurrent posts is JPY6,450,000.

„ Outline of contract for limitation of liability

Based on the provisions of Paragraph 1 of Article 427 of the Companies Act, the Company sets forth in the Articles of Incorporation that agreements limiting liability for damages set forth Paragraph1 of Article 423 of the Companies Act may be executed. The Company executed contract for limitation of liability with the two outside corporate auditors Masahiko Yamada and Goro Hashimoto.

The limit of liability based on the above agreements shall be limited to the amount set forth in laws and regulations in the event that the said outside corporate auditor is without knowledge and is not grossly negligent in the performance of his duties.

5. Matters concerning accounting auditor

(1) Name of accounting auditor

KPMG Azsa LLC

(2) Amount of compensation, etc.

Amount of compensation, etc. as the accounting auditor regarding this fiscal year	JPY27,200,000
Total amount of monetary and other property benefits to be paid by the Company to the accounting auditor	JPY27,200,000

(note)	The amount of auditor’s compensation, etc. for auditing based on the Companies Act and for auditing based on the Financial Instruments and Exchange Act has not been categorized in the Audit Service Agreement between the Company and the accounting auditor, and because they cannot be categorized substantively as well, the total amount has been indicated above.

(3) Policies concerning decision on dismissal or refusal of reappointment

In the event that there is difficulty in the accounting auditor’s performance of duties or in other events determined necessary, the Board of Directors shall, with approval from the Board of Auditors or based on the Board of Auditors’ request indicated below, raise the dismissal or refusal of reappointment of the accounting auditor as the purpose of a general shareholders’ meeting.

In the event that there is difficulty in the accounting auditor’s performance of duties or in other events determined necessary, the Board of Auditors shall request the Board of Directors to raise the dismissal or refusal of reappointment of the accounting auditor as the purpose of a general shareholders’ meeting.

Further, in events determined as falling under the events set forth under Paragraph 1 of Article 340 of the Companies Act, the Board of Auditors shall dismiss the accounting auditor based on unanimous consent from all corporate auditors. In such event, the corporate auditor appointed by the Board of Auditors shall report on the dismissal of the accounting auditor and the reason for such dismissal at the first general shareholders’ meeting held after such dismissal.

6. Maintenance of system for securing appropriateness of business

Basic Policy

With respect to the Company’s internal control system, appropriate and fair business activities shall be based on the “Nabtesco Group Code of Corporate Ethics and the Code of Conduct Workbook” issued by the parent company Nabtesco Corporation (hereinafter referred to as “Nabtesco”). Directors, corporate auditors and all employees shall comply with the above Workbook.

The top executive responsible for the promotion of internal control progress shall be the president (CEO) and shall provide guidance in the officers and employees’ legal compliance as a matter of course, as well as in their sincere business operations based on morals and values required of members of corporations and members of society.

(1) The system ensuring that directors execute their duties in compliance with laws and the Articles of Incorporation

	Directors shall comply with the Corporate Philosophy, Code of Corporate Ethics, and the Group Code of Conduct as a member of corporation, shall behave in accordance with social norms/ethics as members of society, and shall endeavor to establish and maintain a sound corporate culture.

‚	(The Board of) Directors shall make proper decisions on important management matters stipulated in laws and regulations, the Articles of Incorporation, the Board of Directors’ rules, and the regulations for responsibility and authority.

ƒ	Directors shall perform their respectively assigned duties in accordance with proper decisions by the Board of Directors, and shall report on the performance of their duties to the Board of Directors. Should a director have any doubts on whether the execution of operations by himself/herself or other directors are in compliance with laws and the Articles of Incorporation, the director shall report these doubts to the Board of Directors and (the Board of) Corporate Auditors.

„	Directors shall ensure the rationality and legality of their decisions by actively hearing the expert opinions of expert staff members of the Head Office and/or outside the Company during decision-making.

…	The Board of Directors shall make use of the multifaceted and impartial advice provided by outside directors and outside corporate auditors.

(2) The system storing and managing information on the execution of duties by directors

	Directors shall properly prepare and store/manage the following information (in written form or on electromagnetic record; the same applies hereinafter) on the performance of their duties, upon taking security measures and setting forth storage periods, storage methods and storage supervisors for each information in accordance with laws, the basic rules of information control and other associated company regulations.

(a)	Minutes of general shareholders’ meetings and related documentation

(b)	Minutes of the Board of Directors’ meetings and related documentation

(c)	Records of the proceedings at other important meeting of directors and related documentation

(d)	Notices of decisions made by directors and appended documentation

(e)	Other important documentation related to directors’ performance of their duties

‚	Efforts shall be made to establish and continually strengthen/improve adequate security for electromagnetic records to combat the risks of unauthorized disclosure posed by the increasing sophistication of information technology.

(3) The system of regulations on managing the risk of loss, etc.

	The system shall be developed so that a scheme shall be put in place to ensure that profits and losses, asset efficiency, quality issues, accidents, and other matters concerning the execution of operations are reported to the Board of Directors in a suitable and timely fashion, and efforts shall be made to discover risks early so as to minimize losses.

‚	Cross-Group organizations shall be formed in cooperation with Nabtesco and regulations shall be developed as needed to manage risks and prevent losses with regard to the following.

(a)	Risk of serious loss arising from disasters such as earthquake, flood and fire, etc.

(b)	Business management risk arising from improper decisions or operational measures, gross negligence or misconduct by Directors or employees

(c)	Risk of unrecoverable charges/procurement difficulties arising from credit extended to sales agents and suppliers

(d)	IT risk arising from shutdown/malfunction of mission-critical system, information leakage, etc.

(e)	Litigation risk arising from flaws in agreements, infringements of intellectual property rights, etc.

(f)	ESH (Environment, Safety & Health) risk and PL (Product Liability) risk

(g)	Other risks deemed extremely serious by the Board of Directors

ƒ	The suitability and legality of decision-making shall be ensured and risks managed through compliance with, and thoroughgoing implementation of, Group regulations for responsibility and authority.

„	Measures to be taken in the event of accidents, disasters or critical quality problems shall be manualized, and steps taken to ensure that information is promptly and suitably conveyed and contingency measures implemented during emergencies in accordance with these regulations.

…	Directors or employees aware of matters that could have a seriously adverse impact on the Company shall immediately report these to the (Board of) Directors and the (Board of) Directors shall make efforts to keep such damage at a minimum.

†	Expert members of the Head Office, particularly in the Business Auditing Department (the Company’s Business Auditing Division under the control of the president; the same applies hereinafter), shall conduct cross-organizational audits of operational risk management, and shall offer necessary and appropriate advice with regard to operational improvements

(4) The system ensuring that directors perform their duties efficiently

	The necessary organizations shall be formed to ensure that directors execute operations efficiently, and the respective responsibilities of these organizations shall be stipulated. Responsibility for operations shall be divided among directors in accordance with Board of Directors’ resolutions, and directors shall execute operations in keeping with these divisions of responsibility.

‚	A corporate officer system shall be adopted in view of the nature and characteristics of the Company’s business. The reserved authorities of the Board of Directors and the authorities delegated to the CEO and each corporate officer (including on-field directors; the same applies hereinafter) shall be clearly defined based on the regulations for responsibility and authority.

ƒ	The CEO and corporate officers shall perform and report on their duties upon taking necessary decision-making procedures based on the regulations for responsibility and authority.

„	Medium-term management plans, fiscal budgets and action plans shall be formulated in operating the company, and a business goal shall be set on a company-wide basis and informed to each division. Each division shall plan and implement specific measures towards the achievement of such goal, and the Board of Directors and the performance review committee, etc. shall manage and supervise over the situation of progress.

(5) The system ensuring that employees execute their duties in compliance with laws and the Articles of Incorporation

	The CEO and corporate officers shall make efforts for the thoroughgoing dissemination and practical operation of the Corporate Philosophy, Code of Corporate Ethics and the Group Code of Conduct throughout the employees.

‚	Employees shall be obliged to report any misconduct within the Nabtesco Group, and the “Nabtesco Hot-line” shall be a means for doing so. Through the operation of the “Nabtesco Hot-line,” legal violations shall be prevented by collecting information that are not reported in ordinary management lines and by taking appropriate measures. The Company shall keep the details of reports confidential and shall not disadvantageously treat the informer.

ƒ	The rationality and legality of the employees’ performance of duties shall be ensured by hearing the expert opinions of expert staff members of the Head Office such as the Auditing Department, etc. and/or outside the Company.

(6) The system ensuring the appropriateness of business of the corporate group consisting of the Company, its parent company and subsidiaries

	As a member of the Nabtesco Group, the Company shall comply with philosophies and policies concerning Nabtesco’s internal control and shall disseminate such philosophies and policies internally.

‚	In managing the Company, the Company shall ensure its independent soundness by Directors complying with and thoroughly observing the regulations for responsibility and authority, while reporting to Nabtesco on the details of business on a regular basis and holding preliminary discussions on matters that may affect group management, and by securely maintaining the Company’s internal control system upon fulfilling their duty of care of good manager and duty of loyalty.

(7) Items on employees to assist corporate auditors when corporate auditors requested to assign employees (hereinafter referred to as “Assistant”) to assist corporate auditors

Should the (Board of) corporate auditors request that an Assistant be assigned, the said Assistant shall be promptly secured after preliminary discussions with the (Board of) corporate auditors.

(8) Items on independence of employees indicated above

To ensure the independence of Assistants from directors, reassignments and evaluations of these Assistants shall be made only after prior consultation with the (Board of) corporate auditors.

(9) The system for reporting by directors and employees to corporate auditors; other reporting to corporate auditors

	A system shall be established so that corporate auditors are permitted to attend all important meetings such as Board of Directors’ meetings and performance review committee meetings.

‚	A system shall be established so that corporate auditors are permitted to view all management information.

ƒ	Directors aware of matters that could have a seriously adverse impact on the Company and its Group shall immediately report these to the (Board of) Corporate Auditors.

„	Directors and employees shall respond promptly and appropriately to requests by the corporate auditors for reports on the Company’s business or for cooperation in investigating the status of the Company’s operations and assets.

(10) The systems to ensure that audits by corporate auditors are carried out effectively

	A system shall be established so that corporate auditors are permitted to attend important business meetings and to view management information, whereby they are able to implement audits based on information available to directors.

‚	A system shall be established so that corporate auditors shall be permitted to attend Board of Directors’ meetings, whereby they are able to check decision making processes in the performance of business.

ƒ	A system shall be established so that corporate auditors shall be permitted to exchange views with the accounting auditors and the Accounting & Finance Department regularly and to confirm the suitability of financial reports.

„	A system shall be established so that corporate auditors shall be permitted to exchange information and views with the Business Auditing Department regularly with regard to audits and reports on audits, and to endeavor to improve audit operations.

(note) Fractions less than the represented units concerning amounts and numbers of shares indicated in this Business Report have been rounded down. Ratios and other numbers have been rounded to the nearest value.

Balance Sheet

(as of March 31, 2012)

(Unit: JPY1,000)

Item	Amount
(Assets)
Current assets	7,522,886
Cash and time deposits	3,107,022
Notes receivable	754,415
Accounts receivable	2,373,787
Goods and products	330,296
Product in progress	350,433
Prepaid expenses	27,159
Deferred income taxes	141,305
Deposit paid in affiliates	460,383
Others	3,440
Allowance for doubtful accounts	-25,358
Fixed assets	2,871,903
Tangible fixed assets	2,420,315
Buildings	568,389
Structures	7,380
Tools, furniture and fixtures	25,318
Land	1,819,226
Intangible fixed assets	29,406
Software	17,382
Telephone subscription right	12,024
Investments and other assets	422,181
Investments in securities	100,113
Bankruptcy rehabilitation claims	41,427
Long-term prepaid expenses	4,225
Deferred tax assets	144,615
Guaranteed deposits	108,215
Others	93,256
Allowance for doubtful accounts	-69,670

Total assets	10,394,789

(Liabilities)
Current liabilities	2,694,254
Accounts payable	1,362,644
Short-term loans payable	150,000
Other accounts payable	79,980
Accrued expenses	132,198
Income taxes repayable	279,438
Consumption taxes payable	31,292
Advances received	339,598
Money entrusted	12,511
Allowance for bonuses	302,389
Allowance for construction indemnification	4,200
Long-term liabilities	394,646
Retirement allowance	311,801
Reserve for directors’ retirement accounts	71,500
Asset retirement obligation	11,344

Total liabilities	3,088,900

(Net assets)
Shareholders’ equity	7,306,670
Capital stock	848,000
Capital surplus	687,430
Capital reserve	687,430
Legal reserve of retained earnings	5,773,489
Profit reserve	117,840
Other retained earnings	5,655,649
Other reserves	4,600,000
Retained earnings brought forward	1,055,649
Treasury stock	-2,248
Valuation and translation adjustments	-781
Differences in valuation of other securities	-781
Total net assets	7,305,889

Total liabilities and net assets	10,394,789

Profit and Loss Statement

(From April 1, 2011 to March 31, 2012)

(Unit: JPY1,000)

Item	Amount
Net sales		10,618,033
Cost of sales		7,099,366

Gross profit		3,518,666
Selling, general and administrative expenses		2,823,513

Operating income		695,152
Non-operating income
Interest income and dividend	1,888
Others	4,366	6,255
Non-operating expenses
Interest expense	1,414
Others	7,633	9,047

Ordinary income		692,360
Extraordinary gain
Gain on sale of investment in securities	2,641
Gain on revision of retirement benefit plan	49,780	52,422
Extraordinary losses
Losses on sales of investment securities	673
Losses on cancellation of leasehold contract	7,804	8,477

Income before income tax		736,305
Income taxes	357,364
Adjustments for corporate and other taxes	4,396	361,760

Net income		374,545

Statement of Shareholders’ Equity

(From April 1, 2011 to March 31, 2012)

(Unit: JPY1,000)

	Shareholders’ equity
	Capital stock	Capital surplus		Legal reserve of retained earnings
		Capital reserve	Total capital surplus	Profit reserve	Other retained earnings
					Other reserves	Retained earnings brought forward
Balance at beginning of the term	848,000	687,430	687,430	117,840	4,600,000	825,021
Changes during the term
Cash dividends						-143,918
Net income						374,545
Changes other than shareholders’ equity during the term (net)
Total changes during the term						230,627
Balance at end of the term	848,000	687,430	687,430	117,840	4,600,000	1,055,649

	Shareholders’ equity			Valuation and translation adjustments		Total net assets
	Retained earnings	Treasury shares	Total capital surplus	Differences in valuation of other securities	Total valuation and translation adjustments
	Total retained earnings
Balance at beginning of the term	5,542,861	-2,248	7,076,043	8,732	8,732	7,084,775
Changes during the term
Cash dividends	-143,918		-143,918			-143,918
Net income	374,545		374,545			374,545
Changes of items other than shareholders’ equity during the term (net)				-9,514	-9,514	-9,514
Total changes during the term	230,627	—	230,627	-9,514	-9,514	221,113
Balance at end of the term	5,773,489	-2,248	7,306,670	-781	-781	7,305,889

Notes to Financial Statements

1. Notes on matters concerning important accounting policies

(1) Standard of valuation and method of valuation of assets

 Standard of valuation and method of valuation of securities

Other securities

Securities with market value:	The market value method based on the market value, etc. as of the final day of the fiscal year has been adopted (all differences with the market value have been reported as shareholders’ equity and the cost of securities sold has been calculated by the moving-average method).

Securities without market value:	The moving average cost method has been adopted.

‚ Standard of valuation and method of valuation of inventory

Commodity:	The moving average cost method has been adopted (book value write-down method based on decreased profitability with respect to the balance sheet value).

Products in progress:	Cost method by specific identification method has been adopted (book value write-down method based on decreased profitability with respect to the balance sheet value)

(2) Method of depreciation of fixed assets

 Tangible fixed assets (not including leased assets)

The declining balance method has been adopted (provided, however, that the straight-line method has been adopted with respect to buildings (not including equipment attached to buildings) acquired later than April 1, 1998).

‚ Intangible fixed assets (not including leased assets)

The straight-line method has been adopted.

ƒ Long-term prepaid expenses

The straight-line method has been adopted.

„ Leased assets

The straight-line method with the period of lease as the durable years and the residual value as zero has been adopted.

Accounting procedures pursuant to methods concerning ordinary lease transactions have been applied with respect to non-ownership transfer finance lease transactions, of which the date of commencement of lease is before March 31, 2008.

(3) Standard for recording reserves

 Allowance for doubtful accounts:
In order to prepare for losses resulting from uncollectible receivables, the estimated uncollectible amount has been recorded based on the loan loss ratio with respect to general accounts receivable and in consideration of individual collectability with respect to doubtful accounts receivable.

‚ Allowance for bonuses:
In order to appropriate it to the provision of bonuses to employees, allowance for bonuses has been recorded based on the estimated amount to be provided.

ƒ Allowance for construction indemnification:
In order to prepare for compensation based on defect liability of products concerning contracted construction, the amount of compensation within the period of indemnity based on actual achievement in the past two-year period and in consideration of the estimated amounts of future compensation has been recorded.

„ Retirement allowance:
In order to appropriate it to the provision of retirement benefit for officers and employees, allowance for retirement has been recorded based on the estimated amount of retirement benefit obligations and pension assets for the fiscal year with respect to employees.

Past service liabilities have been charged to expenses by straight-line method based on a certain number of years (10 years) within the employees’ average remaining years of service as of that time. With respect to actuarial differences, the amount divided by the declining balance method based on a certain number of years (10 years) within the employees’ average remaining years of service as of the time of occurrence in each fiscal year, has each been charged to expenses from the fiscal year following the time of occurrence.

With respect to operating officers, it has been recorded based on the estimated amount to be provided at the end of the term, based on internal regulations.

… Reserve for directors’ retirement account:
In order to appropriate it to the provision of retirement benefits for officers, it has been recorded based on the estimated amount to be provided at the end of the term, based on internal regulations.

(4) Other important matters serving as basis for preparation of financial statements

The accounting method of consumption tax, etc. is tax excluded.

(Additional information)

 Application of Accounting Standard for Accounting Changes and Error Corrections

The “Accounting Standard for Accounting Changes and Error Corrections” (Accounting Standards Board of Japan Statement No. 24, December 4, 2009) and the “Guidance on Accounting Standard for Accounting Changes and Error Corrections” (Accounting Standards Board of Japan Guidance No. 24, December 4, 2009) have been applied from accounting changes and past error corrections made after the beginning of this fiscal year.

‚ Retirement allowance

Due to the Company’s abolition of the qualified retirement pension plan as of April 1, 2011 and the shift of a part of the retirement pension plan to the defined contribution pension plan, the “Guidance on Accounting for Transfers between Retirement Benefit Plans” (Accounting Standards Board of Japan Guidance No. 1) has been applied.

As a result of the transfer, JPY49,780,000 gain on revision of retirement benefit plan has been recorded as Extraordinary gain.

2. Notes concerning balance sheet

(1) Accumulated depreciation for tangible fixed assets	JPY	767,141,000
(2) Receivables from and liabilities to affiliated companies
Short-term receivables	JPY	466,441,000
Short-term liabilities	JPY	991,277,000

3. Notes concerning profit and loss statement

Volume of trade with affiliated companies

Volume of trade from business transactions
Net sales	JPY	24,115,000
Purchase amount	JPY	3,290,733,000
Others	JPY	27,796,000
Volume of trade from non-business transactions	JPY	645,000

4. Notes concerning Statement of Shareholders’ Equity

(1) Number of outstanding shares as of the final day of this fiscal year
4,800,000 ordinary shares
(2) Number of treasury shares as of the final day of this fiscal year
2,729 ordinary shares
(3) Matters concerning dividends of surplus distributed during this fiscal year

	Dividends paid

A. Matters concerning dividends resolved at the 49th Ordinary General Shareholders’ Meeting held on June 23, 2011

• Total dividends	JPY	71,959,000

• Amount of dividend per share	JPY	15

• Record date	March 31, 2011

• Effective date	June 24, 2011

B. Matters concerning dividends resolved at the Board of Directors Meeting held on October 28, 2011

• Total dividends	JPY	71,959,000

• Amount of dividend per share	JPY	15

• Record date	September 30, 2011

• Effective date	December 1, 2011

‚

Matters concerning dividends, the record date of which belongs in this fiscal year and the effective date of which belongs in the following fiscal year, to be resolved at the 60th Ordinary General Shareholders’ Meeting scheduled to be held on June 27, 2012

• Total dividends	JPY119,931,000

• Dividend resource	Retained earnings

• Amount of dividend per share	JPY 25

• Record date	March 31, 2012

• Effective date	June 28, 2012

5. Notes concerning tax effect accounting

Breakdown of main reasons for deferred tax assets and deferred tax liabilities

Deferred tax assets
Accrued business tax	JPY	19,908,000
Allowance for doubtful accounts	JPY	22,536,000
Allowance for bonuses	JPY	114,908,000
Retirement allowance	JPY	111,652,000
Reserves for directors’ retirement account	JPY	26,939,000
Losses on sales of investment securities	JPY	21,713,000
Others	JPY	10,817,000

Deferred tax assets subtotal	JPY	328,475,000
Valuation reserve	-JPY	40,781,000

Deferred tax assets total	JPY	287,694,000
Deferred tax liabilities
Differences in valuation of other securities	-JPY	1,774,000
Deferred tax liabilities total	-JPY	1,774,000

Net deferred tax assets	JPY	285,920,000

Adjustments to deferred tax assets and deferred tax liabilities arising from changes in tax rates such as corporate tax, etc.

Due to the promulgation of “The Law to Revise the Income Tax, etc., in Order to Construct a Tax System Addressing Changes in the Socio-Economic Structure” (2011 Law No. 114) and the “Act on Special Measures for Securing Financial Resources Necessary to Implement Measures for Reconstruction Following the Great East Japan Earthquake” (2011 Law No. 117) on December 2, 2011, the corporate tax rate will be lowered while a special tax for reconstruction will be imposed from the fiscal years beginning on or after April 1, 2012. As a result, the effective tax rate for calculating deferred tax assets and deferred tax liabilities will be lowered from 40.6% to 38.0% for temporary differences expected to be reversed from the fiscal years beginning from April 1, 2012 to fiscal years beginning from April 1, 2014, and to 35.6% for temporary differences expected to be reversed from the fiscal years beginning on or after April 1, 2015.

As a result of such changes in the tax rate, there was a decrease of JPY26,963,000 in the amount of net deferred assets and increase of JPY27,232,000 in deferred income taxes and of JPY249,000 in differences in valuation of other securities

6. Notes concerning leased fixed assets

Accounting procedures pursuant to methods concerning ordinary lease transactions have been applied with respect to non-ownership transfer finance lease transactions, of which the date of commencement of lease is before March 31, 2008. The details are as follows.

(1) Amounts equivalent to acquisition cost, cumulative depreciation and balance as of the end of the term

(Unit: JPY1,000)

	Acquisition cost	Cumulative depreciation	Balance as of the end of term
Tools furniture and fixtures	13,359	12,429	930
Total	13,359	12,429	930

(2) Amount equivalent to outstanding unexpired lease expenses as of the end of the term

Within 1 year	JPY	1,003,000
Exceeding 1 year	JPY	—

Total	JPY	1,003,000

(3) Paid lease fees, amounts equivalent to depreciation and paid interest

Paid lease fees	JPY	3,615,000
Depreciation	JPY	3,326,000
Paid interest	JPY	96,000

(4) Method of calculation of amount equivalent to depreciation

The straight-line method with the period of lease as the durable years and the residual value as zero has been adopted.

(5) Method of calculation of amount equivalent to interest

The difference between total lease fees and the amount equivalent to acquisition cost has been calculated as the amount equivalent to interest, and the interest method has been applied with respect to amounts allocated to each fiscal year.

7. Notes concerning financial instruments

(1) Matters concerning situation of financial instruments

Surplus funds are mainly invested in highly liquid financial instruments.

Fund procurement is mainly through loans from financial institutions.

With respect to operating receivables, the credit standings of customers are investigated and managed on a regular basis in order to have early understanding of debt-collection concerns.

Investment securities are mainly shares and bond certificates. The market prices and financial conditions of the issuing bodies are considered on a regular basis and the situation of possession is reviewed constantly.

(2) Matters concerning market value, etc. of financial instruments

Amounts recorded in balance sheet, market values and differences between the two values as of the final day of the fiscal year

(Unit: JPY1,000)

	Amount in balance sheet	Market value	Difference
 Cash and time deposits	3,107,022	3,107,022	—
‚ Notes receivable	754,415	754,415	—
ƒ Accounts receivable	2,373,787	2,373,787	—
„ Deposit paid in affiliates	460,383	460,383	—
… Investment securities and other valuable securities	99,913	99,913	—
† Guaranteed deposits	108,215	103,795	-4,419
‡ Accounts payable	1,362,644	1,362,644	—
ˆ Short-term loans payable	150,000	150,000	—

(note)

1. Matters concerning method of calculation of the market values of financial instruments and valuable securities

 Cash and time deposits, ‚ Notes receivable, ƒ Accounts receivable and „ Deposit paid in affiliates

Because these are settled on a short-term basis and the market values are close to the book values, they have been calculated based on the book values.

… Investment securities

Shares have been calculated based on the trading price, and bonds and investment trust beneficiary certificates have been calculated based on the prices presented by the correspondent financial institutions.

† Guaranteed deposits

They have been calculated based on present value calculated by dividing the amount recorded in the balance sheet by the rate in consideration of the remaining period of contract.

‡ Accounts payable, ˆ Short-term loans payable

Because these are settled on a short-term basis and the market values are close to the book values, they have been calculated based on the book values.

2. With respect to unlisted shares (JPY200,000 recorded in the balance sheet), because there are no market prices and no agreements on future cash flow, and it is acknowledged difficult to figure out the market value, they have not been included in “… Investment securities and other valuable securities.”

8. Matters concerning transactions with related parties

Parent company and main corporate shareholders, etc.

(Unit: JPY1,000)

Type	Name of company, etc.	Ownership of voting right	Relationship between related parties	Details of transaction	Amount of trade	Item	Balance at the end of the term
Parent company	Nabtesco Corporation	Direct 63.42%	Purchase of products, concurrent posts of directors	Fund deposit	645	Deposit paid in affiliates	460,383
				Interest	645
				Purchase of products	3,290,733	Accounts payable	990,014

1. Terms of business and policies in determining terms of business, etc.

(1)	The purchase of products is determined upon referring to the market price.

(2)	Fund deposit is based on the cash pool system with Nabtesco Corporation and interest accruing on deposit is determined in consideration of the market interest rate.

2. Of the above, consumption tax, etc. is not included in the amount of trade in the purchase of products, and consumption tax, etc. is included in the balance as of the end of the term.

9. Notes concerning information

(1) Net assets per share	JPY	1,522.93
(2) Net income per share	JPY	78.07

10. Notes concerning important subsequent event

No relevant matters.

(note) Fractions less than the represented unit concerning amounts of JPY1,000 units indicated in these Financial Statements have been rounded down. Ratios and other numbers have been rounded to the nearest value.

Independent Auditors Report

Independent Auditor’s Auditing Report

May 9, 2012

NABCO DOOR Ltd.

Board of Auditors

KPMG Azsa LLC

Designated Specified Partner

Managing Member

Daisuke Harada, Certified Public Accountant

Designated Specified Partner

Managing Member

Keisuke Yoshikata, Certified Public Accountant

Our auditing firm, based on Article 436 – 2 – 1 of the Companies Act, conducted auditing with respect to financial statements, in specific, the balance sheet, profit and loss statement, statement of shareholders’ equity, notes to financial statements and detailed statements, of NABCO DOOR Ltd. for the 50th fiscal year from April 1, 2011 to March 31, 2012.

Responsibilities of the business manager concerning financial statements, etc.

The responsibilities of the business manager are to prepare and to properly indicate financial statements and detailed statements pursuant to the standards of corporate accounting generally acknowledged in our country as fair and appropriate. Such responsibilities include the maintenance and operation of an internal control system determined necessary by the business manager for preparing and properly indicating financial statements and detailed statements without any indications of serious misstatements resulting from fraud or errors.

Responsibilities of auditors

The responsibility of our auditing firm is to provide opinions concerning financial statements and detailed statements from an independent standpoint, based on auditing conducted by our auditing firm. Our auditing firm conducted auditing pursuant to the standards of auditing generally acknowledged in our country as fair and appropriate. With respect to the standards of auditing, an auditing plan was formulated for obtaining reasonable assurance on whether or not there are any indications of serious misstatements in financial statements and detailed statements, based on which auditing must be conducted.

In auditing, procedures are taken for obtaining auditing evidence concerning values in and the disclosure of financial statements and detailed statements. Auditing procedures are selected and applied at the discretion of our auditing firm, based on the assessment of risks concerning indications of serious misstatements in financial statements and detailed statements resulting from fraud or errors. The purpose of auditing is not for providing opinions concerning the effectiveness of the internal control system, but in order to form an appropriate auditing plan corresponding to the situation in the implementation of risk assessment, our auditing firm will consider an internal control system associated with the preparation and appropriate representation of financial statements and detailed statements. Further, auditing includes assessment of the accounting policy and the method of its application adopted by the business manager and estimations made by the business manager, and consideration on the representation of financial statements and detailed statements as a whole.

Our auditing firm determines that we have obtained sufficient and appropriate auditing evidence to serve as the basis for providing opinions.

Auditor’s opinions

Our auditing firm acknowledges that the above financial statements and detailed statements comply with the standards of corporate accounting generally acknowledged in our country as fair and appropriate and appropriately represent all important matters concerning the situation of property and profit and loss during the period of the said financial statements and detailed statements.

Interest

There is no particular interest between the company, our auditing firm and managing members, that must be noted pursuant to the provisions of the Certified Public Accountants Act.

[end]

Audit Report of the Board of Auditors

Audit Report

Based on audit reports prepared by each corporate auditor and through discussion, the Board of Auditors prepared this Audit Report with respect to the directors’ performance of their duties during the 50th fiscal year, from April 1, 2011 to March 31, 2012, and hereby report as follows.

1. Method and details of audit by the corporate auditors and the Board of Auditors

The Board of Auditors set forth auditing policies and auditing plans, etc. and received reports from each corporate auditor on the situation of implementation and results of audit. Further, the Board of Auditors received reports from directors, etc. and the accounting auditor on the situation of performance of their duties and requested explanation as necessary.

According to the auditing policies and auditing plans, etc. set forth by the Board of Auditors, each corporate auditor, through communication with directors, the internal auditing departments and other employees, etc., collected information and prepared an environment for auditing. At the same time, they attended Board of Directors’ meetings and other important meetings, received reports from directors and employees, etc. on the situation of performance of their duties, requested explanation as necessary, inspected documents on important corporate decisions, etc. and conducted investigations on the situation of business and property in the head office and other main offices. Further, they conducted audits and inspections on the details of the Board of Directors’ resolution concerning the system set forth in Article 100 – 1 and 3 of the Ordinance for Enforcement of the Companies Act as a system for ensuring that the performance of the duties of directors indicated in business reports comply with laws, regulations and the Articles of Incorporation and as other means necessary for ensuring the appropriateness of the businesses of a stock corporation, and on the situation of the system (internal control system) prepared based on such resolution.

Further, the Board of Auditors supervised and examined the accounting auditor’s maintenance of an independent standpoint and appropriate implementation of audits, received reports from the accounting auditor on the situation of the performance of its duties, and requested explanation as necessary. The Board of Auditor received notice from the accounting auditor that the “system for ensuring that duties are being performed appropriately” (indicated in Article 131 of the Corporate Accounting Rules) was prepared according to laws and regulations and the standards, etc. announced by the Business Accounting Council, etc., and requested explanation as necessary.

Based on the above procedures, financial statements (balance sheet, profit and loss statement, statement of shareholders’ equity and notes to financial statements) and other detailed statements concerning the said fiscal year were reviewed.

2. Result of audit

(1) Results of audit on business report, etc.

A. We hereby acknowledge that the business report and ancillary detailed statements comply with laws, regulations and the Articles of Incorporation and correctly indicate the situation of the company.

B. There are no illicit acts or significant facts violating laws, regulations or the Articles of Incorporation, concerning the directors’ performance of duties.

C. The details of the Board of Directors’ resolution concerning the internal control system are acknowledged appropriate. Further, there are no matters to be noted in particular with respect to the details indicated in the business report concerning the said internal control system and the directors’ performance of duties.

(2) Results of audit of financial statements and ancillary detailed statements

The method and results of audit by the auditing firm KPMG Azsa LLC are acknowledged appropriate.

May 15, 2012

Board of Auditors of Nabco Door Ltd.

Full-time corporate auditor	Takao Kimura

Outside corporate auditor	Masahiko Yamada

Outside corporate auditor	Goro Hashimoto

Shareholders Meeting Reference Material

Agendas and reference material

Agenda 1 Execution of Share Exchange Agreement between the Company and Nabtesco Corporation

The Company and Nabtesco Corporation (hereinafter referred to as “Nabtesco”) resolved, at each of its board of directors’ meeting held on May 30, 2012, to implement a share exchange (hereinafter referred to as “Share Exchange”) pursuant to a share exchange agreement entered into by and between the Company and Nabtesco on the same day (hereinafter referred to as “Share Exchange Agreement”), under which Nabtesco will become the wholly owning parent company of the Company and the Company will become the wholly owned subsidiary company of Nabtesco.

We would therefore like to ask for approval with respect to execution of the Share Exchange Agreement.

The Share Exchange is scheduled to be implemented with August 1, 2012 as the effective date, as a “simple share exchange” for which the approval at Nabtesco’s general meeting of shareholders is not required pursuant to Paragraph 3 of Article 796 of the Companies Act.

Upon approval of this agenda, Nabtesco will become the wholly owning parent company of the Company as of August 1, 2012, the effective date of the Share Exchange. Further, the Company will become the wholly owned subsidiary of Nabtesco, and the Company’s shares are scheduled to be delisted as of July 27, 2012 (with July 26, 2012 as the final trading date).

1. Reasons of the Share Exchange

As “Global Challenge: Advance to the Next Stage,” Nabtesco announced, in May 2011, a 3-year medium-term business plan (from April 2011 to March 2014) aimed at further advance in the overseas market. Prior to this, from July 2010, Nabtesco’s Accessibility Innovations Company, the main business of which is the manufacture and sales of automatic doors, has been working with further enhancement of its domestic business base and expansion of its global business as its business policies.

As a part of such policies, in April 2011, Nabtesco acquired Gilgen Door Systems, a Swiss business company handling automatic doors, and significantly expanded its business scale and at the same time, constructed a 4-market framework in Japan, Europe, North America and China. Since then up to today, it has been aiming for further expansion of its overseas business with growth potential and has been enhancing its competitiveness in the oligopolizing global market.

In the domestic market, Nabtesco’s Accessibility Innovations Company forms the Nabco Group together with 3 major distributors, the Company, Nabco Systems Co., Ltd. and Orient Industries, Co., Ltd., and together, owns more than a majority of the market share in the domestic market. The domestic market is the foundation of business for Accessibility Innovations Company and continues to be prominently positioned.

The Company, established as Nabtesco’s sales and construction company in the west Japan region, went public on the stock exchange in 1996 aimed at expanding its business credit. Based on “safety, security and comfort,” the Company, making it its mission to contribute to society with the basic philosophy of providing the world with products and services offering satisfaction to the customers, has been working on sales and maintenance services under the theme of “creation of a comfortable environment where one can live at ease” and “coexistence with the natural environment” in consideration of the global environment.

As a result, the Company has become a distributor accounting for approximately 40% of domestic sales of automatic doors in the Nabco Group.

However, the Lehman Shock in September 2008 and the economic downturn thereafter created awareness that the Japanese automatic door market environment was undergoing the following significant changes over a long period of time.

•

Decline in growth potential, shift from quantity to quality and demand for barrier-free environment in consideration of disadvantaged people, associated with declining birthrate, the aging population and gradual decrease in the working population.

•

From simple opening and closing functions to attachment of high value-added functions such as environmental improvement for decreasing unnecessary opening and closing, energy-conservation (ecological) and aperture information gathering.

•	Shift from product oriented operations such as new installations to value chain operations such as maintenance, services and renovation.

Based on such changes in market structure, perceptive and swift grasp of the underlying needs of new markets and the provision of value-added products and services fitting such needs are the keys to enhancing competitiveness and expanding the business domestically in the future. In order to do so, it is necessary for those composing the value chain to work together and efficiently, more than ever, for understanding the market needs and for developing and providing products and high-quality services.

As a result of discussions held between the two companies based on such viewpoints, we agreed that it is necessary to shift from a collaborative relation, that of manufacturer and distributor, to a single capital tie, to take a unified approach towards the value chain and to achieve a prompt decision-making and improvement of the ability of execution, by making the Company a wholly owned subsidiary of Nabtesco.

By the Share Exchange, we will aim at constructing an efficient management with unified development, provision and sales of high value-added products and high-level services meeting the underlying needs of the market and improving the corporate values of both companies. By developing the results of such management into collaboration with the other two major distributors, we will aim at enforcing and expanding the business of the Nabco Group as a whole and at meeting the expectations of Nabtesco’s shareholders including the Company’s shareholders who will be possessing Nabtesco shares.

2. Details of the Share Exchange Agreement

The details of the Share Exchange Agreement executed between the Company and Nabtesco on May 30, 2012 are as follows:

Share Exchange Agreement (duplicate)

Nabtesco Corporation (hereinafter referred to as “Nabtesco”) and NABCO DOOR Ltd. hereby (hereinafter referred to as “NABCO DOOR”) execute this Share Exchange Agreement (hereinafter referred to as “Agreement”) as follows.

Article 1 (Share Exchange)

Nabtesco and NABCO DOOR shall implement a share exchange (hereinafter referred to as the “Share Exchange”) under which Nabtesco will become the wholly owning parent company of NABCO DOOR and NABCO DOOR will become the wholly owned subsidiary company of Nabtesco, and Nabtesco shall acquire all outstanding shares of NABCO DOOR possessed by parties other than Nabtesco.

Article 2 (Corporate Name and Address of Contracting Parties)

The corporate names and addresses of the contracting parties are as follows.

Nabtesco	Company name: Nabtesco Corporation
Address: 7 – 9 Hirakawacho 2-chome, Chiyoda-ku, Tokyo

NABCO DOOR	Company name: NABCO DOOR Ltd.
Address: 12 -22 Nishi-Honmachi 1-chome, Nishi-ku, Osaka-shi,
Osaka

Article 3 (Number of Shares to be Delivered in Share Exchange and Allocation)

1.	In the Share Exchange, Nabtesco shall issue for NABCO DOOR’s shareholders (not including Nabtesco; the same shall apply hereinafter) indicated or recorded in NABCO DOOR’s shareholders’ register as of the time immediately prior to the time of effect of the Share Exchange (hereinafter referred to as “Base Time”), the number of ordinary shares of Nabtesco calculated by multiplying 0.6 to the total number of NABCO DOOR’s ordinary shares possessed (fractions less than one (1) share in such total shall be rounded off) by the shareholders, in the place of NABCO DOOR’s ordinary shares.

2.	In the Share Exchange, Nabtesco shall deliver to NABCO DOOR’s shareholders as of the Base Time, Nabtesco ordinary shares at the rate of 0.6 shares for each one (1) NABCO DOOR ordinary share possessed by such shareholders.

3.	Nabtesco shall treat fractional ordinary shares less than one (1) share that shall be allocated by Nabtesco to NABCO DOOR’s shareholders, in accordance with Article 234 of the Companies Act.

Article 4 (Matters concerning the Amount of Nabtesco’s Capital and Reserve Fund)

The amounts of Nabtesco’s capital stock, capital reserve and profit reserve that will increase as a result of the Share Exchange are as follows.

(1)	Capital stock: JPY0

(2)	Capital reserve: Minimum amount of increase necessary according to provisions of laws and regulations

(3)	Profit reserve: JPY0

Article 5 (Effective Date)

1.	The effective date of the Share Exchange shall be August 1, 2012 (hereinafter referred to as “Effective Date”); provided, however, that the date may be modified upon discussion between Nabtesco and NABCO DOOR in the event that it is necessary, depending on the progress of procedures for Share Exchange, etc.

2.	In the event that the Effective Date is to be modified according to the proviso in the foregoing paragraph, NABCO DOOR shall officially announce the modified effective date by the day prior to the Effective Date before modification (provided, however, that in the event that the modified effective date is before the Effective Date before modification, by the modified effective date).

Article 6 (General Shareholders’ Meeting for Approving the Share Exchange)

1.	Pursuant to the provision provided in Paragraph 3 of Article 796 of the Companies Act, Nabtesco shall implement the Share Exchange without obtaining the approval of the general meeting of shareholders set forth in Paragraph 1 of Article 795 of the Companies Act; provided, however, that in the event that approval of the general meeting of shareholders concerning this Agreement becomes necessary pursuant to Paragraph 4 of Article 795 of the Companies Act, Nabtesco shall obtain the approval of the general meeting of shareholders concerning this Agreement by the day prior to the Effective Date.

2.	NABCO DOOR shall obtain the approval of the general meeting of shareholders concerning this Agreement as set forth in Paragraph 1 of Article 783 of the Companies Act at the ordinary general meeting of shareholders scheduled to be held in late June 2012.

Article 7 (Limit of Dividends of Surplus)

NABCO DOOR may distribute surplus of up to JPY25 per one (1) ordinary share, to NABCO DOOR’s ordinary shareholders indicated or recorded in the final shareholders register as of the final day of March 2012 or to registered pledgees of shares.

Article 8 (Duty of Care of Good Manager, etc.)

1.	Nabtesco and NABCO DOOR shall perform operations and manage property under the duty of care of a good manager during the period from the date of execution of this Agreement until the Effective Date, and actions that may have significant effect on property and rights and duties shall be performed upon prior discussion between Nabtesco and NABCO DOOR.

2.	Based on resolution at the NABCO DOOR’s board of directors’ meeting to be held by the day before the Effective Date, NABCO DOOR shall cancel by the Base Time, all of its treasury shares (including treasury shares to be acquired by NABCO DOOR according to demands by dissenting shareholders for share purchase, to be exercised concerning the Share Exchange based on Paragraph 1 of Article 785 of the Companies Act) that it owns as of the Base Time.

Article 9 (Changes in Agreement)

In the event of serious changes occurring upon Nabtesco or NABCO DOOR’s financial conditions or managing status during the period from the date of execution of this Agreement until the Effective Date due to act of providence or other reason, in the event of the occurrence of a situation that will have significant adverse effect on the implementation of the Share Exchange, or in any other event that the achievement of the purpose of this Agreement becomes difficult, the details of this Agreement may be modified or this Agreement may be terminated upon discussion between Nabtesco and NABCO DOOR.

Article 10 (Effect of Agreement)

This Agreement shall lose effect in the event that shareholders possessing the number of shares set forth in Article 197 of the Ordinance for Enforcement of the Companies Act give the notice set forth in Paragraph 4 of Article 796 of the Companies Act and Nabtesco is unable to obtain approval of the general meeting of shareholders concerning this Agreement by the day prior to the Effective Date, in the event that NABCO DOOR is unable to obtain approval of the general meeting of shareholders concerning this Agreement by the day prior to the Effective Date, in the event that approval cannot be obtained from the relevant authorities set forth in laws and ordinances in and outside Japan (including but not limited to the execution of notices to relevant authorities, etc.), or in the event that this Agreement is terminated according to the provisions of the foregoing article.

Article 11 (Discussion)

In addition to the provisions set forth in this Agreement, necessary matters concerning this Share Exchange shall be settled through discussion between Nabtesco and NABCO DOOR pursuant to the purpose of this Agreement

IN WITNESS WHEREOF, Nabtesco and NABCO DOOR hereto have executed this Agreement in duplicate, with their respective names and seal impressions affixed hereunto, and each party retaining one copy hereof.

Dated: May 30, 2012

Nabtesco:	Kazuaki Kotani
Representative Director, President and CEO
Nabtesco Corporation
7 – 9 Hirakawacho 2-chome,
Chiyoda-ku, Tokyo

NABCO DOOR:	Yuji Yokoyama
Representative Director and President
NABCO DOOR Ltd.
12 – 22 Nishi-Honmachi 1-chome,
Nishi-ku, Osaka-shi, Osaka

3. Matters concerning appropriateness of consideration for exchange

(1)	Matters concerning total number of consideration for exchange and appropriateness of allocation

0.6 Nabtesco ordinary shares will be delivered by allocation for each one (1) ordinary share of the Company; provided, however, no shares will be allocated under the Share Exchange for the 3,041,000 ordinary shares of the Company owned by Nabtesco (as of May 30, 2012).

In the Share Exchange, Nabtesco is scheduled to newly issue 1,053,762 ordinary shares of Nabtesco and to allocate them to the shareholders (not including Nabtesco) of the Company as of the time (hereinafter referred to as “Base Time”) immediately prior to Nabtesco’s acquisition of all of the outstanding shares of the Company (not including the Company’s ordinary shares owned by Nabtesco) as a result of the Share Exchange. Based on resolution at the board of directors’ meeting to be held by the day before the effective date of the Share Exchange, the Company is scheduled to cancel, by the Base Time, all of its treasury shares (including treasury shares to be acquired by the Company by purchasing shares concerning demands by dissenting shareholders for share purchase, to be exercised concerning the Share Exchange) that it will be owning by the Base Time. The number of shares issued and allocated in the Share Exchange may be changed due mainly to the cancellation of treasury stock by the Company.

 Basis for calculation

In order to secure the fairness of the share exchange ratio in the Share Exchange, each company decided to individually request the calculation of the share exchange ratio to an independent third party valuation organization. For this purpose, the Company appointed SMBC Nikko Securities Inc. (hereinafter referred to as “SMBC Nikko Securities”) and Nabtesco appointed Nomura Securities Co., Ltd. (hereinafter referred to as “Nomura Securities”) as each of their third party valuation organizations concerning the calculation of the share exchange ratio.

With respect to Nabtesco, SMBC Nikko Securities conducted calculations based on the market price method (calculated with May 29, 2012 as the base date of calculation, based on the average closing price during the one-month and three-month periods before the base date of calculation) on grounds that it is listed on the Tokyo Stock Exchange and there exist market prices, and the discounted cash flow method (hereinafter referred to as “DCF Method”) in order to reflect the situation of future business activities in valuation. No significant increase or decrease in profit is expected in Nabtesco’s future profit plan on which calculation by the DCF Method is assumed.

With respect to the Company, calculations were conducted based on the market price method (calculated with May 29, 2012 as the base date of calculation, based on the average closing price during the one-month and three-month periods before the base date of calculation) on grounds that it is listed on the Osaka Securities Exchange and there exist market prices, in addition to the DCF Method in order to reflect the situation of future business activities in valuation. No significant increase or decrease in profit is expected in the Company’s future profit plan on which calculation by the DCF Method is assumed.

The results of calculation based on each of the calculation methods assuming that the equity price per one (1) Nabtesco share is 1, are as follows.

Method adopted	Results of calculation of share exchange ratio
Market price method	0.49~0.50
DCF Method	0.52~0.67

In calculating the share exchange ratio, SMBC Nikko Securities used information provided by the two companies and information available to the public on the assumption that such information are all accurate and complete, and did not conduct independent verification on the accuracy and completeness of such information. Further, SMBC Nikko Securities did not conduct independent valuation, appraisal or assessment of the assets or liabilities (including contingent liabilities) of the two companies or their affiliates, as well as analysis and valuation of individual assets and liabilities, and did not request a third party institution to conduct such assessment or appraisal as well. The financial forecasts of both companies are on assumption that they have been reasonably prepared based on optimal forecasts and judgments that can be presently obtained from the management teams of both companies.

Further, SMBC Nikko Securities’ calculation of the share exchange ratio reflects information and financial conditions as of May 29, 2012. The results of SMBC Nikko Securities’ calculation of the share exchange ratio are not expressions of opinion concerning the fairness of the share exchange ratio in the Share Exchange.

On the other hand, Nomura Securities conducted calculations, with respect to Nabtesco, based on the average market price method (with May 29, 2012, the base date of calculation as the base date, the closing price on the base date of calculation, the average closing price during the one-week period from May 23 to the base date of calculation, the average closing price during the three-month period from March 1, 2012 to the base date of calculation, and the average closing price during the six-month period from November 30, 2011 to the base date of calculation) on grounds that it is listed on the Tokyo Stock Exchange and there exist market prices, and the comparable multiple valuation method on grounds that there are numerous similar listed companies that can be compared with Nabtesco and analogical reasoning is possible by comparing similar companies, in addition to the DCF Method in order to reflect the situation of future business activities in valuation. No significant increase or decrease in profit is expected in Nabtesco’s future profit plan on which calculation by the DCF Method is assumed.

With respect to the Company, calculations were conducted based on the average market price method (with May 29, 2012, the base date of calculation as the base date, the closing price on the base date of calculation, the average closing price during the one-week period from May 23 to the base date of calculation, the average closing price during the one-month period from May 1, 2012 to the base date of calculation, the average closing price during the three-month period from March 1, 2012 to the base date of calculation and the average closing price during the six-month period from November 30, 2011 to the base date of calculation) on grounds that it is listed on the Osaka Securities Exchange and there exist market prices, and the comparable multiple valuation method on grounds that there are numerous similar listed companies that can be compared with the Company and analogical reasoning is possible by comparing similar companies, in addition to the DCF Method in order to reflect the situation of future business activities in valuation. No significant increase or decrease in profit is expected in the Company’s future profit plan on which calculation by the DCF Method is assumed.

The results of calculation based on each of the calculation methods assuming that the equity price per one (1) Nabtesco share is 1, are as follows.

Method adopted	Results of calculation of share exchange ratio
Average market price method	0.48~0.51
Comparable multiple valuation method	0.39~0.82
DCF Method	0.51~0.86

In calculating the share exchange ratio, Nomura Securities used information provided by the two companies and information available to the public on the assumption that such information are all accurate and complete, and did not conduct independent verification on the accuracy and completeness of such information. Further, Nomura Securities did not conduct independent valuation, appraisal or assessment of the assets or liabilities (including contingent liabilities) of Nabtesco, the Company or their affiliates, as well as analysis and valuation of individual assets and liabilities, and did not request a third party institution to conduct such assessment or appraisal as well. Nomura Securities’ calculation of the share exchange ratio reflects information and financial conditions as of May 29, 2012, and the financial forecasts of Nabtesco and the Company are on assumption that they have been reasonably considered or prepared based on optimal forecasts and judgments that can be presently obtained from Nabtesco and the Company.

‚ Background to calculation

The Company and Nabtesco each carefully considered the results of analysis and advice concerning the share exchange ratio received from the third party valuation organizations and considered the financial conditions, trends of performance and trends of share values, etc. of both companies. Based on such consideration, negotiations and discussions were held between the two companies in good faith. As a result, the two companies, judging the share exchange ratio indicated in the above Section 2. (3) appropriate and in the interest of both companies, determined the share exchange ratio at both companies’ board of directors’ meetings held on May 30, 2012, and executed the Share Exchange Agreement between the two companies on the same day.

In the event of significant changes in the various conditions serving as the basis of calculation, the share exchange ratio may possibly be subject to change upon discussion between the two companies.

ƒ Relationship with valuation organizations

Both SMBC Nikko Securities and Nomura Securities are valuation organizations independent from the Company and Nabtesco and are not related parties of the Company and Nabtesco, and there is no significant interest that should be noted in association with the Share Exchange.

(2) Reasons for selecting Nabtesco’s shares as consideration for exchange

The Company and Nabtesco selected the ordinary shares of Nabtesco, which will become the wholly owning parent company as a result of the Share Exchange, as consideration for the Share Exchange concerning the Company’s ordinary shares.

The Company selected Nabtesco’s shares as consideration for the Share Exchange because trade opportunities can be maintained because Nabtesco’s ordinary shares are listed in the Tokyo Stock Exchange with continued share liquidity, and in consideration of the point that in the event that the Company’s shareholders accept Nabtesco’s shares as consideration for the exchange, it is possible for them to benefit from the total effect of the Company becoming a wholly owned subsidiary as a result of the Share Exchange.

(3) Matters considered in order not to harm the interests of the Company’s shareholders

In implementing the Share Exchange, because Nabtesco already possesses 63.35% of the Company’s outstanding shares, the Company took the following measures as measures for ensuring fairness and for avoiding conflict of interest.

 Measures to ensure fairness

From the viewpoint of ensuring the fairness of the share exchange ratio in the Share Exchange, the Company requested an independent third party valuation organization to conduct calculation of the share exchange ratio in implementing the Share Exchange. Using the results of such calculations as reference, the Company held negotiations and discussions with Nabtesco in good faith and resolved, at the board of directors’ meetings held on May 30, 2012, to conduct the Share Exchange based on the agreed share exchange ratio indicated above.

The Company has not obtained fairness opinion concerning the share exchange ratios from the third party valuation organization.

In addition, the Company appointed Nakamura, Hirai and Tanabe as the legal advisor in the Share Exchange, from which the Company is receiving advice, from a legal standpoint, with respect to the board of directors’ decision making method and process, etc. in addition to various procedures in the Share Exchange.

‚ Measures for avoiding conflict of interest

Because the Company is a consolidated subsidiary of Nabtesco, in order to avoid conflict of interest, the following measures have been taken.

Because of the Company’s directors, representative director and president, Mr. Yuzo Yokoyama concurrently serves as an executive officer at Nabtesco, he has not participated in deliberations and resolutions on the Share Exchange at the Company’s board of directors’ meetings and has not participated in discussions and negotiations with Nabtesco concerning the Share Exchange from his position at the Company. Of the Company’s auditors, because outside corporate auditors Mr. Masahiko Yamada and Mr. Goro Hashimoto also serve as Nabtesco’s outside corporate auditor and employee respectively, they have not participated in deliberations at the Company’s board of directors’ meetings concerning the Share Exchange and have not expressed any opinions in any way.

Agendas concerning the Share Exchange at the Company’s board of directors’ meetings have been approved unanimously by the four of the five directors of the Company excluding Mr. Yuji Yokoyama indicated above, and of the three auditors of the Company, one auditor excluding Mr. Masahiko Yamada and Mr. Goro Hashimoto indicated above, participated and has also expressed that he does not object to the Share Exchange.

(4) Matters concerning appropriateness of the amounts of Nabtesco’s capital stock and reserves

 The amounts of Nabtesco’s capital stock and reserves that will increase as a result of the Share Exchange are as follows:

Capital stock:	JPY 0

Capital reserve:	Minimum amount of increase necessary according to provisions of laws and regulations

Profit reserve:	JPY 0

‚ The above amounts of capital stock and reserves have been comprehensively determined based on Nabtesco’s financial conditions, implementation of agile capital policies and other situations and are believed to be appropriate.

4. Matters to serve as reference with respect to consideration for exchange

(1) Provisions in Nabtesco’s Articles of Incorporation

CHAPTER I    GENERAL PROVISONS

Article 1 (Trade Name)

This Corporation shall be named as “Nabtesco Kabushiki Kaisha” to be expressed in English as “Nabtesco Corporation”.

Article 2 (Objectives)

1.	The Corporation has its objectives to operate following businesses and to control and manage business activities of other companies that operate businesses as below and foreign companies that operate the businesses equivalent to the businesses as below by means of acquiring the stocks or holding the shares thereof.

(1)	Design, manufacture, sale, maintenance and repair of brake system, automatic door operators, coupling devices and safety equipment used for railway carriage as well as parts thereof;

(2)	Design, manufacture, sale, maintenance and repair of brake system, running control gears, automatic door operators, devices for purifying exhaust gases and other various kinds of safety equipment used for automobiles as well as parts thereof;

(3)	Design, manufacture, sale, maintenance and repair of parts used for aircrafts;

(4)	Design, manufacture, sale, maintenance and repair of parts used for industrial robots;

(5)	Design, manufacture, sale, maintenance and repair of manufacturing equipment for semiconductor as well as parts thereof;

(6)	Design, manufacture, sale, maintenance and repair of manufacturing equipment used for liquid crystal substrates as well as parts thereof;

(7)	Design, manufacture, sale, maintenance and repair of machinery and equipment for construction as well as parts thereof;

(8)	Design, manufacture, sale, maintenance and repair of marine control system and fire-fighting facilities as well as parts thereof;

(9)	Design, manufacture, sale, installation, maintenance and repair of automatic door operators used for buildings and general industrial applications as well as parts thereof; well as parts thereof;

(10)	Design, manufacture, sale, maintenance and repair of equipment for elevators as well as parts thereof;

(11)	Design, manufacture, sale, maintenance and repair of machinery and equipment used for wind power generators as well as parts thereof;

(12)	Design, manufacture, sale, installation, maintenance and repair of equipment, parts and attachments for producing 3 dimension solid prototype;

(13)	Development and sale of chemicals used for equipment in producing 3 dimension solid prototype;

(14)	Design, manufacture, sale, maintenance and repair of heat exchangers as well as parts thereof;

(15)	Design, manufacture, sale, installation, maintenance and repair of machines and equipment for forming a vacuum as well as parts thereof;

(16)	Design, manufacture, sale, installation, maintenance and repair of machinery for food processing

(17)	Design, manufacture, sale, installation, maintenance and repair of packaging machinery as well as parts thereof;

(18)	Design, manufacture, sale, maintenance and repair of equipment for weighing and calculating as well as parts thereof;

(19)	Design, manufacture, sale, installation, maintenance and repair of manufacturing machine as well as parts thereof;

(20)	Design, manufacture, sale, installation, maintenance and repair of swaging machines as well as parts thereof;

(21)	Design, manufacture, sale, installation, maintenance and repair of textile machinery as well as parts thereof;

(22)	Design, manufacture, sale and installation of metal fixtures and various kinds of building-use ironware.

(23)	Design, manufacture, sale, installation, maintenance and repair of automatic assembly machines and control systems for general industrial equipment such as connecting pipes of general industrial equipment therefor as well as parts thereof;

(24)	Design, manufacture, sale, installation, maintenance and repair of multi-storied parking devices, fire and smoke prevention and smoke removing apparatus and equipment, and safety equipment for platforms as well as parts thereof;

(25)	Design, manufacture, sale, maintenance and repair of welfare-care products, home-care medical equipment and other medical devices and equipment as well as parts thereof;

(26)	Design, manufacture, sale, installation, maintenance and repair of general industrial machinery as well as parts thereof;

(27)	Design, manufacture, sale, maintenance and repair of machinery and equipment not included in preceding paragraphs.

(28)	Design, manufacture, sale, installation, maintenance and repair of computer, peripherals thereof and communications equipment;

(29)	Design, manufacture, sale, installation, maintenance and repair of computer and software for peripherals thereof;

(30)	Import/export related to preceding paragraphs.

(31)	Undertaking for construction work such as installation of machinery and equipment, construction of fire-fighting facilities and construction for fixtures;

(32)	Chemical analysis of water and air pollution etc. and measurement and certification with respect to environment;

(33)	Design, construction and administration of civil engineering, architecture, and other constructions;

(34)	Management consulting business;

(35)	Lease and rental business for various machinery and equipment;

(36)	Development of computer and software for peripherals thereof, rendering service with respect to utilization thereof and consulting services for computer;

(37)	General insurance agency and soliciting for life insurance;

(38)	Sale, purchase, lease, intermediation and management of real estate;

(39)	Investment for businesses with intention other than those purposes of preceding paragraphs when needed due to operational requirements;

(40)	Any other businesses related to any of the preceding paragraphs.

2.	The Corporation may operate all other businesses incidental and relating to the preceding paragraphs (1) through (40) above.

Article 3 (Location of the Head Office)

The head office of the Corporation shall be located in Chiyoda-ku, Tokyo, Japan.

Article 4 (Organizations, etc.)

The Corporation shall have the following organizations and positions in addition to the General Meeting of Shareholders and the Directors.

1.	Board of Directors

2.	Corporate Auditors

3.	Board of Corporate Auditors

4.	Accounting Auditors

Article 5 (Method of Public Notification)

Public Notices of the Corporation shall be electronically given, however, in the event that such public notice is unable to be made due to accident or any other unavoidable reasons, the public notice shall be given in the Nihon Keizai Shinbun.

CHAPTER II    SHARES

Article 6 (Total Number of Issuable Shares)

The total number of shares that the Corporation may issue shall be four hundred million (400,000,000).

Article 7 (Acquisition of Treasury Stock)

The Corporation may, in accordance with a resolution of the Board of Directors, purchase its own stock pursuant to Article 165, Paragraph 2 of the Company Act.

Article 8 (Number of Shares Constituting a Share Unit)

The number of shares constituting one full unit of stock of the Corporation shall be 100.

Article 9 (Rights of Shareholders Holding Non-Unit-Shares)

A shareholder holding Non-Unit-Shares shall not be allowed to exercise any rights other than those mentioned below in connection with such Non-Unit-Shares;

(1)	Rights provided for in each Items of Paragraph 2, Article 189 of the Company Act.

(2)	Rights to receive the allotment of offered shares and offered stock option rights of the Corporation in proportion to the number of shares held by the shareholder; or

(3)	Right to make a request as provided for in Article 11 hereof.

Article 10 (Request for Additional Purchase of Non-Unit-Shares)

A shareholder holding Non-Unit-Shares may request the Corporation to sell to the shareholder such a number of shares that will, when aggregated with the Non-Unit-Shares, constitute one full unit of stock.

Article 11 (Share Registrar)

1.	The Corporation shall appoint a share registrar with respect to its shares.

2	The share registrar and its handling office shall be designated by a resolution of the Board of Directors.

3.	The register of shareholders, the register of option holders shall be prepared and kept by the share registrar on consignment from the Corporation. The Corporation shall also entrust the share registrar with other business pertaining to the register of shareholders, the register of stock option right holders and the resister of lost share certificates of the Corporation. The Corporation itself shall not handle the above matters directly.

Article 12 (Share Handling Regulations)

The business and handling charge, etc., pertaining to shares of the Corporation shall be governed by the relevant laws and regulations, these Articles of Incorporation as well as the Share Handling Regulations as adopted or amended by a resolution of the Board of Directors.

CHAPTER III    GENERAL MEETINGS OF SHAREHOLDERS

Article 13 (Time and Venue of Convocation)

1.	The Ordinary General Meeting of Shareholders shall be convened in June each year, and an Extraordinary General Meeting of Shareholders may be convened whenever necessary.

2.	The General Meeting of Shareholders shall be convened in any of the Wards of Tokyo.

Article 14 (Record Date of Ordinary General Meeting of Shareholders)

The Corporation shall deem March 31 of a given year to be the reference date of creation of voting right at the Ordinary General Meeting of Shareholders.

Article 15 (Convocator of Meetings and the Chairperson)

The President previously determined by a resolution of the Board of Directors shall convene the General Meetings of Shareholders and act as the chairman thereof. Provided, however, that when such President is unable to act, another Director, who shall be elected in accordance with an order of priority previously determined by a resolution of the Board of Directors of the Corporation, shall convene such General Meetings and act as chairperson thereof.

Article 16 (Internet Disclosures and Deemed Provision of Reference Documents for General Meetings of Shareholders)

The Company may be deemed to have provided the shareholders with the information regarding matters to be entered or presented in the reference documents for the General Meeting of Shareholders, business report, and financial statements including consolidated financial statements required to be given to the shareholders upon the convocation of the General Meeting of Shareholders by disclosing such information via the Internet in accordance with the regulation enacted by the Department of Justice.

Article 17 (Method of Adopting Resolutions)

1.	Except as otherwise provided for by relevant laws or by these Articles of Incorporation, all resolutions of a General Meeting of the Shareholders shall be adopted by a majority of voting rights held by the attending shareholders having rights to exercise voting rights.

2.	Notwithstanding the preceding paragraph, resolutions to be adopted pursuant to Paragraph 2, Article 309 of the Company Act may be adopted by not less than two-thirds (2/3) of the of voting rights held by the attending shareholders having rights to exercise voting rights at the General Meeting of Shareholders the quorum for which shall be the presence of shareholders who hold not less than one-third (1/3) of the total voting rights exercisable for such meeting.

Article 18 (Exercise of Voting Rights by Proxy)

A shareholder or a legal representative of a shareholder may appoint one attending shareholder who may exercise the voting rights as its proxy. Provided, however, that a document evidencing the authority of such proxy must be filed with the Corporation for each General Meeting of the Shareholders.

Article 19 (Minutes)

The substance of the proceedings and the results at a General Meeting of Shareholders and other matters provided for by laws and regulations shall be recorded in the minutes.

CHAPTER IV    DIRECTORS AND BOARD OF DIRECTORS

Article 20 (Number of Directors)

The Corporation shall have no more than ten (10) Directors.

Article 21 (Election of Directors)

1.	The Directors shall be elected at a General Meeting of the Shareholders.

2.	Resolutions for election of the Directors shall be adopted by majority of the voting right held by the attending shareholders having rights to exercise the voting rights at the General Meeting of Shareholders the quorum for which shall be the presence of shareholders who hold not less than one-third (1/3) of the total voting rights exercisable for such meeting.

3.	With respect to the resolutions for the election of the Directors, no cumulative voting shall be permitted.

Article 22 (Term of Office of the Directors)

The term of office of the Directors shall expire at the closing of the Ordinary General Meeting of Shareholders to be held for the last fiscal year of the Corporation ending within one (1) year after their appointment.

Article 23 (Election of Representative Directors and Executive Directors)

1.	The Corporation shall, by a resolution of the Board of Directors, elect one or more Directors who shall represent the Corporation.

2.	The Corporation may, by a resolution of the Board of Directors, appoint one Chairman of the Board, one President and one or more Vice-Presidents, Senior Managing Directors and Junior Managing Directors.

Article 24 (Deemed Resolution of the Board of Directors)

If all the Directors unanimously express their consent in writing or by electronic device to a matter to be resolved by the Board of Directors and any Auditor does not make any objection thereto, such matter shall be deemed to have been adopted by a resolution of the Board of Directors.

Article 25 (Remuneration, etc. of the Directors)

The Corporation shall determine the remuneration, bonus and other financial benefits to be paid to the Directors in consideration of the performance of their duties (hereinafter referred to as the “Remuneration, etc.”) by a resolution of the General Meeting of Shareholders.

Article 26 (Exemption of Directors from Liabilities)

The Corporation may, by a resolution of the Board of Directors, exempt the Directors (including former Directors) from the liabilities as provided for in Paragraph 1, Article 423 of the Company Act within the limitation permitted by the relevant laws and regulations when deemed necessary in view of the details on a factual basis for of liabilities as facts, performance condition and other situations wherever they act in good faith and without gross negligence.

Article 27 (Liability Limitation Agreement with External Directors)

The Corporation may enter into an agreement with External Directors that the limitation of their liabilities as provided for in Paragraph 1, Article 423 of the Company Act shall be either 10 million yen or total amount stipulated by relevant laws and regulations, whichever is higher, wherever they act in good faith and without gross negligence.

Article 28 (Notice of the Convocation of the Board of Directors)

1.	Notice of a meeting of the Board of Directors shall be sent to each Director and each Corporate Auditor at least three (3) days prior to the meeting. Provided, however, that in cases of urgency, such a period may be shortened.

2.	Should the Corporation obtain the consent of all Directors and Corporate Auditors, the Corporation may hold a meeting of the Board of Directors without taking the procedure of convocation.

Article 29 (Regulations of the Board of Directors)

The matters with respect to the Board of Directors shall be subject to the Regulations of the Board of Directors established by it.

CHAPTER V    CORPORATE AUDITORS AND

BOARD OF CORPORATE AUDITORS

Article 30 (Number of Corporate Auditors)

1.	The Corporation shall have no more than five (5) Corporate Auditors.

2.	In the event of a vacancy among the Corporate Auditors, the Corporation may leave the vacancy unfilled wherever the number of Corporate Auditors available meet the number legally required even in case of vacancy thereof and may thus be considered to be able to carry on their duties without disruption.

Article 31 (Election of Corporate Auditors)

1.	Corporate Auditors shall be elected at the General Meetings of the Shareholders.

2.	Resolutions for election of the Corporate Auditors shall be adopted by majority of the voting right held by the attending shareholders having rights to exercise the voting rights at the General Meeting of Shareholders the quorum for which shall be the presence of shareholders who hold not less than one-third (1/3) of the total voting rights exercisable for such meeting.

Article 32 (Term of Office of Corporate Auditors)

1.	The term of office of Corporate Auditors shall expire at the closing of the Ordinary General Meeting of Shareholders to be held for the last fiscal year of the Corporation ending within four (4) years after their appointment.

2.	Any Corporate Auditors elected to fill a vacancy of resigned Corporate Auditor shall remain in office until the expiration of the term of office of such resigned Corporate Auditor.

Article 33 (Full-Time Corporate Auditors)

Full-Time Corporate Auditors shall be elected by the Board of Auditors by its resolution.

Article 34 (Remuneration, etc. of Corporate Auditors)

The Corporation shall determine the remuneration, etc. of Corporate Auditors by a resolution of the General Meeting of Shareholders.

Article 35 (Exemption of Corporate Auditors from Liabilities)

The Corporation may, by a resolution of the Board of Directors, exempt Corporate Auditors from liabilities as provided for in Paragraph 1, Article 423 of the Company Act within the limitation permitted by the relevant laws and regulations when deemed necessary in view of details on a factual basis for liabilities, performance condition and other situations wherever they act in good faith and without gross negligence.

Article 36 (Liability Limitation Agreement with External Auditors)

The Corporation may enter into an agreement with External Auditors that the limitation of their liabilities as provided for in Paragraph 1, Article 423 of the Company Act shall be either 10 million yen or total amount stipulated by relevant laws and regulations, whichever is higher, wherever they act in good faith and without gross negligence.

Article 37 (Notice of Convocation of the Board of Corporate Auditors)

1.	Notice of a meeting of the Board of Corporate Auditors shall be sent to each Corporate Auditor at least three (3) days prior to date of the meeting. Provided, however, that in case of urgency, such a period may be shortened.

2.	Should the Board obtain the consent of all Corporate Auditors, the Board may hold the meeting of the Board of Corporate Auditors without the procedure of convocation.

Article 38 (Regulations of the Board of Corporate Auditors)

The matters with respect to the Board of Corporate Auditors shall be subject to the Regulations of the Board of Corporate Auditors established by it.

CHAPTER VI    ACCOUNTING AUDITORS

Article 39 (Election of Accounting Auditors)

Accounting Auditors shall be elected at the General Meeting of Shareholders.

Article 40 (Term of Office of Accounting Auditors)

1.	The term of office of Accounting Auditors shall expire at the closing of the Ordinary General Meeting of Shareholders to be held for the last fiscal year of the Corporation ending within one (1) after their appointment.

2.	An Accounting Auditor shall be deemed to have been reappointed at the General Meeting of Shareholders referred to in the preceding Paragraph, unless where otherwise resolved thereat.

CHAPTER VII    CORPORATE EXECUTIVE OFFICERS AND THE BOARD OF

CORPORATE EXECUTIVE OFFICERS

Article 41 (Corporate Executive Officer)

The Corporation may place Corporate Executive Officers as a position in order to operate the business in a professional manner in line with decision of the Board of Directors.

Article 42 (Election of Corporate Executive Officers)

Corporate Executive Officers shall be appointed by a resolution of the Board of Directors.

Article 43 (Term of Office of Corporate Executive Officer)

1.	The term of office of Corporate Executive Officers shall be one (1) year.

2.	The Board of Directors may dismiss Corporate Executive Officer in the middle of their term of office.

Article 44 (Remuneration, etc. of Corporate Executive Officers)

The Corporation shall determine the remuneration, etc. of Corporate Executive Officers by a resolution of the Board of Directors.

Article 45 (Regulations of the Corporate Executive Director and the Board of Corporate Executive Officers)

The matters with respect to Corporate Executive Officers and the Board of Corporate Executive Officers shall be subject to the Regulations of the Corporate Executive Directors and the Board of Corporate Executive Officers established by the Board of Directors.

CHAPTER VIII    ACCOUNTS

Article 46 (Fiscal Year and Closing of Accounts)

The fiscal year of the Corporation shall be one (1) year commencing on April 1 of each year and shall end on March 31 of the following year.

Article 47 (Base Date for Dividends on Retained Earnings)

The base date for the year-end dividends of the Corporation shall be March 31 of each year.

Article 48 (Interim Dividends)

The Corporation may, by a resolution of the Board of Directors, pay interim dividends on September 30 of each year as a base date.

Article 49 (Limited Period for Payment of Dividends, etc.)

When the dividends or interim dividends are paid in cash, the Corporation shall be exempted from paying any of them after full of five (5) years have elapsed from the commencement date of payment thereof.

(2) Matters concerning method of conversion of consideration for exchange

Nabtesco’s ordinary shares are traded in the Tokyo Stock Exchange. They can also be traded through securities companies across the country.

(3) Matters concerning market prices of consideration for exchange

The average closing price of Nabtesco’s shares in the Tokyo Stock Exchange for the one-month period before the base time (May 29, 2012) of calculation of market price analysis conducted at the time of the Share Exchange is JPY1,730.

The most recent market prices, etc. of Nabtesco’s shares can be found on the Tokyo Stock Exchange’s website (http://www.tse.or.jp).

(4) Nabtesco’s balance sheet

Because Nabtesco has submitted Annual Securities Reports its securities report, it has not been indicated here.

5. Matters concerning appropriateness of share warrants concerning the Share Exchange

Not applicable.

6. Matters concerning financial statements and others

(1)	Details of financial statements of Nabtesco concerning the final fiscal year

Please refer to the enclosed “Supplement to Agenda 1”.

(2)	Nabtesco’s disposal of important property after the last day of the Most Recent Business Year, assumption of significant obligations, and other details of events that significantly affect the situation of the company’s property

Not applicable.

(3)	The Company’s disposal of important property after the last day of the Most Recent Business Year, assumption of significant obligations, and other details of events that significantly affect the situation of the company’s property

Not applicable.

Agenda 2: Appropriation of surplus

Year-end dividend for the 50th fiscal year shall be as follows, in consideration of this fiscal year’s business performance, future development of business and the situation of internal reserves, etc.

(1) Type of dividend property

Monetary

(2) Matters concerning appropriation of dividend property to shareholders and the total amount

JPY25 per one (1) ordinary share of the Company (including 55th anniversary commemorative dividend of JPY10)

Total amount: JPY119,931,775

(3) The day on which the distribution of dividend of surplus takes effect

June 28, 2012

Agenda 3: Appointment of five directors

Because the terms of office of all five directors will expire as of the conclusion of this Meeting, we would like to ask for the appointment of five directors.

The candidates for the posts of director are as follows.

Candidate number	Name (date of birth)	Career summary, position in the Company, duties and situation of important concurrent posts	Number of the Company’s shares possessed
1	Yuji Yokoyama (December 21, 1950)	• April 1974 Entered Nippon Air Brake Co., Ltd. • June 2006 Nabtesco Corporation, NABCO Company Sales Division, General Manager • June 2007 Nabtesco Corporation, Executive Officer (present post) • May 2008 Nabtesco Corporation, NABCO Company, President • June 2008 NABCO DOOR Ltd., Representative Director and President (present post)	7,000

2	Yoshinori Sakamoto (December 8, 1951)	• April 1975 Entered Nippon Air Brake Co., Ltd. • September 2003 Nabtesco Corporation, Corporate Planning Division, Accounting Department, General Manager • June 2005 Nabtesco Service Co., Ltd., Director • June 2007 NABCO DOOR Ltd., Director • April 2010. NABCO DOOR Ltd., General Administration Division, General Manager (present post) • June 2010 NABCO DOOR Ltd., Managing Director (present post)	11,000

3	Shoichi Ikuta (July 7, 1954)	• April 1975 Entered Nippon Air Brake Co., Ltd. • June 2006 Nabtesco Corporation, NABCO Company Konan Plant, Plant Manager • June 2007 NABCO DOOR Ltd., Director (present post) • April 2010 NABCO DOOR Ltd., Technology Division, General Manager (present post)	2,000

4	Yoshimi Suefuku (February 6, 1953)	• April 1977 Entered NABCO DOOR Ltd. • June 2008 NABCO DOOR Ltd., Shikoku Branch, General Manager of the Branch • June 2010 NABCO DOOR Ltd., Nagoya Branch, General Manager of the Branch (present post) • June 2011 NABCO DOOR Ltd., Director (present post)	2,000

5	*Nobuyuki Inukai (January 27, 1956)	• April 1979 Entered NABCO DOOR Ltd. • April 2009 NABCO DOOR Ltd., Nagoya Branch, Sales Division, General Manager • June 2010 NABCO DOOR Ltd., Shikoku Branch, General Manager of the Branch (present post)	18,000

(note) 1.	The candidate for director, Mr. Yuji Yokoyama assumes the position of executive officer of Nabtesco Corporation. The Company purchases a large portion of its main products from the parent company Nabtesco Corporation.
2.	There is no significant interest between other candidates for director and the Company.
3.	* indicates a newly appointed candidate for director.

Agenda 4: Appointment of one auditor

Because auditor Mr. Goro Hashimoto will be resigning as of the conclusion of this Meeting, we would like to ask for the appointment of one auditor as his substitute. The term of office of the candidate for auditor will be until the conclusion of the ordinary general meeting of shareholders scheduled to be held in June 2013, according to the provisions set forth in Paragraph 2 of Article 32 of the Company’s Articles of Incorporation.

The Board of Auditors’ approval has been obtained with respect to this Agenda.

The candidate for the post of auditor is as follows.

Name (date of birth)	Career summary and situation of important concurrent posts	Number of the Company’s shares possessed
Takayuki Ohnishi (November 25, 1954)	• April 1977 Entered Teijin Seiki Co., Ltd. • July 2007 Nabtesco Corporation, Corporate Planning Division, Accounting Department, General Manager • June 2009 Nabtesco Corporation, Compliance Division, Business Auditing Department, General Manager (present post)	0

(note) 1.	There is no significant interest between the candidate for auditor and the Company.
2.	Mr. Takayuki Ohnishi is a candidate for the post of outside auditor.

3.

Reason for appointment as outside auditor

We would like to ask for Mr. Takayuki Ohnishi’s appointment as outside auditor so that he may utilize his long years of experience and expert knowledge, etc. on finance and accounting, in the Company’s auditing system.

4.

Reason for deciding that duties as outside auditor will be performed appropriately

Because Mr. Takayuki Ohnishi is the general manager of the Business Auditing Division of Nabtesco Corporation, the Company’s parent company, and has sufficient knowledge for auditing business management, we have judged that he will be able to perform his duties as outside auditor appropriately.

5.

Contract for limitation of liability agreement with outside auditor

Based on the provisions of Paragraph 1 of Article 427 of the Companies Act, the Company sets forth in the Articles of Incorporation that agreements limiting liability for damages set forth Paragraph 1 of Article 423 of the Companies Act may be executed. In the event that Mr. Takayuki Ohnishi is appointed, we are planning on executing a Contract for limitation of liability agreement with Mr. Takayuki Ohnishi.

The limit of liability based on the above agreement shall be limited to the amount set forth in laws and regulations in the event that the said outside auditor is without knowledge and is not grossly negligent in the performance of his duties.

Agenda 5: Appointment of two substitute auditors

The validity of appointment of Mr. Kiyoto Okada as substitute auditor appointed at the 49th Ordinary General Meeting of Shareholders held on June 23, 2011 is until the commencement of this Meeting.

In preparation for where there is a vacancy resulting in a shortfall in the number of auditors set forth in laws and regulations, we would like to ask for the appointment of two substitute auditors.

The candidates for the posts of substitute auditor are as follows. Mr. Mamoru Watanabe is the candidate for substitute auditor for the present auditor Mr. Takao Kimura, Mr. Kiyoto Okada is the candidate for substitute outside auditor for the present outside auditors Mr. Masahiko Yamada and Mr. Takayuki Ohnishi (on condition that Agenda 3 “Appointment of one auditor” is approved).

The Board of Auditors’ approval has been obtained with respect to this Agenda.

Candidate number	Name (date of birth)	Career summary, position in the Company, duties and situation of important concurrent posts	Number of the Company’s shares possessed
1	Mamoru Watanabe (May 20, 1957)	• April 1985 Entered NABCO DOOR Ltd. • June 2010 NABCO DOOR Ltd., Hokuriku Branch, General Manager of the Branch (present post)	1,000

2	Kiyoto Okada (April 25, 1957)	• October 1984 Passed national bar exam • April 1987 Completed he Supreme Court’s Legal Research and Training Institute • April 1987 Registered as attorney-at-law, entered Kitayama Law Firm • May 1999 Central Law Office, Representative (present post) • April 2005 Hyogo-ken Bar Association, Vice-chairman	11,000

(note)	1.	There is no significant interest between the candidates for substitute auditor and the Company.
2.	Mr. Kiyoto Okada is a candidate for the post of outside substitute auditor.

3.	Reason for appointment as candidate for substitute outside auditor

We would like to ask for Mr. Kiyoto Okada’s appointment as substitute outside auditor so that he may utilize his long years of experience as an attorney-at-law and legal knowledge, etc. in the Company’s auditing system in the event that he is appointed auditor.

4.	Reason for deciding that duties as outside auditor will be performed appropriately

Because Mr. Kiyoto Okada is familiar with corporate legal affairs as an attorney-at-law and has sufficient knowledge for administering business management, we have judged that he will be able to perform his duties as outside auditor appropriately.

5.	Contract for limitation of liability agreement with outside auditor

Based on the provisions of Paragraph 1 of Article 427 of the Companies Act, the Company sets forth in the Articles of Incorporation that agreements limiting liability for damages set forth Paragraph1 of Article 423 of the Companies Act may be executed. In the event that Mr. Kiyoto Okada is appointed, we are planning on executing a Contract for limitation of liability agreement with Mr. Kiyoto Okada.
The limit of liability based on the above agreement shall be limited to the amount set forth in laws and regulations in the event that the said outside auditor is without knowledge and is not grossly negligent in the performance of his duties.

Agenda 6: Payment of retirement allowance to retiring directors

Director Mr. Hajime Okamura will be retiring as of the conclusion of this Meeting. In order to reward him for his services, we would like to present him with retirement allowance within the adequate amount, according to the standards set forth by the Company. We would like to entrust the specific amount, time and method of presentation, etc. to the Board of Directors.

The career summary of the retiring director is as follows.

Name	Career summary
Hajime Okamura	June 2008 NABCO DOOR Ltd., Director (present post)

Access Map to Meeting Place

Place: “Ginga” 3rd Floor KKR Hotel Osaka

2-24 Baba-cho, Chuo-ku, Osaka-shi, Osaka

Tel: 06-6941-1122

Please note that the place is different from the previous one.

(Access Information)

Ten-minute walk to the west from Morinomiya Station on the JR Osaka Loop Line

Ten-minute walk to the east from exit 9 of Tanimachi 4-chome Station on the Subway Tanimachi Line

Ten-minute walk to the west from exit 1 of Morinomiya Station on the Subway Chuo Line

Please note that parking space is limited. Shareholders attending the meeting are encouraged to use public transportation instead.

Please take a KKR shuttle bus that departs from exit 5 and exit 9 of Tanimachi 4-chome Station, and exit 7B of Morinomiya Station.

(The shuttle bus departs from Tanimachi 4-chome Station at 20 and 50 minutes every hour and from Morinomiya Station at 5 and 35 minutes every hour.)

(Attachment)

Reference for 50th Ordinary General Meeting of Shareholders

Supplement to Agenda 1

Financial Statements and others of Nabtesco Corporation

•	Business Report (from April 1, 2011 to March 31, 2012)

•	Consolidated Balance Sheet (as of March 31, 2012)

•	Consolidated Profit and Loss Statement (From April 1, 2011 to March 31, 2012)

•	Consolidated Statement of Shareholders’ Equity (From April 1, 2011 to March 31, 2012)

•	Notes to Consolidated Financial Statements

•	Certified Copy of Accounting Auditor’s Report on Consolidated Financial Statements

•	Balance Sheet (as of March 31, 2012)

•	Profit and Loss Statement (From April 1, 2011 to March 31, 2012)

•	Statement of Shareholders’ Equity (From April 1, 2011 to March 31, 2012)

•	Notes to Financial Statements

•	Certified Copy of Accounting Auditor’s Report on Non-Consolidated Financial Statements

•	Certified Copy of the Board of Auditors’ Audit Report

Business Report

(from April 1, 2011 to March 31, 2012)

1. Matters concerning present state of Business Group

(1) Course of business and achievements

The world economy in this term, going into the third quarter (from October 1, 2011 to December 31, 2011), went into a situation in which it became necessary to pay attention to the fiscal and monetary instability in European countries and economic slowdown in China. In particular, the demand in the construction machinery market in China declined significantly. On the other hand, with respect to our country’s economy, although there was gradual progress in recovery from the Great East Japan Earthquake and the yen weakened slightly in the fourth quarter (from January 1, 2012 to March 31, 2012), it cannot be said that we have escaped from the high level of the strong yen, and severe economic situations continue as before.

Under such situations, our Group’s business performance this term resulted in increased net sales compared to the previous term, due to mainly increase in demand for industrial robots in and outside Japan, expanded demand for construction machinery in China in the second half term (from April 1, 2011 to September 30, 2011), and the effects of the acquisition of the Swiss company, Gilgen Door Systems AG in April 2011. Operating income, ordinary profit and current net profit also increased as well.

As a result, this term’s consolidated business performance resulted in increase in net sales by 17.3%, JPY198.5 billion, in operating income by 13.1%, JPY22.8 billion, in ordinary profit by 10.2%, JPY24.6 billion and in current net profit by 10.2%, JPY14.7 billion.

The summaries, by segment, are as follows:

[Precision equipment]

Net sales of precision equipment increased from the previous term by 36.3%, JPY44.1 billion and operating income, by 23.9%, JPY8 billion.

With respect to precision reduction gears, there was increased revenue due to expanded demand for industrial robots both in and outside Japan.

[Transport equipment]

Net sales of Transport equipment remained the same level as the previous term, JPY48.2 billion, and operating income increased by 2.6%, JPY6 billion.

Railroad vehicle equipment decreased in revenue because of postponement of investments with respect to equipment for China due to scandals in the government’s Railways Department and the high-speed railway accident, and because of the changeover period of new vehicles in Japan.

Marine vessel equipment increased in revenue due to spot demand for equipment for China.

Commercial vehicle equipment increased in revenue due to increase in demand for equipment for trucks for developing countries.

[Aircraft & hydraulic equipment]

Net sales of aircraft equipment and hydraulic equipment increased from the previous term by 8.7%, JPY64.2 billion, and operating income, by 9.3%, JPY6.1 billion.

Hydraulic equipment increased in revenue, driven by the expanded demand in China for construction machinery during the consolidated cumulative second quarter (from April 1, 2011 to September 30, 2011).

Aircraft equipment for defense purpose demands moved steadily and the expansion of private demands contributed to increased revenue.

[Industrial equipment]

Net sales of industrial equipment increased from the previous term by 41.3%, JPY41.7 billion, and operating income, by 19.2%, JPY2.6 billion.

The domestic demand for automatic doors recovered and the acquisition of Gilgen Door Systems AG contributed to increased revenue.

Packaging machines increased in revenue due to domestic food manufacturers’ demand for capital investment and expanded net sales of products for overseas, such as China.

Information by segment

Segment	Precision equipment	Transport equipment	Aircraft & hydraulic equipment	Industrial equipment	Total
Net sales (JPY million)	44,199	48,289	64,240	41,798	198,527
Operating income (JPY million)	8,013	6,068	6,130	2,646	22,858

(2) Situation of capital investment and fund procurement

 Situation of capital investment, etc.

Capital investments made by the Group this term total JPY13.5 billion. The main capital investments made include capital investments in the precision equipment business and the hydraulic equipment business, for the purpose of reinforcing efficiency.

‚ Situation of fund procurement

1) We procured long-term fund totaling JPY10 billion by syndication as of July 20, 2011.

2) On December 15, 2011, the first unsecured bonds (with special provisions limiting tie between bonds) for JPY10 billion were issued.

(3) Issues to be addressed

Although there are uncertain factors concerning future world economy such as the increasing fiscal and monetary instability in European countries and economic stagnation in Japan due to the rise in electricity rate, etc., because there are prospects of China’s economic growth rate increasing again in the next second half of the year (from October 1, 2012 to March 31, 2013), we are expecting that macroeconomic environment will be relatively favorable in terms of the full business year.

The Group is hoping to expand net sales of precision reduction gears mainly for industrial robots that has been continuing from this term and to recover demand in China for hydraulic equipment and railroad vehicle equipment from the next second half of the year (from October 1, 2012 to March 31, 2013). We are anticipating net sales increasing from the previous term by 5.8%, JPY210 billion, and operating income, by 5.9%, JPY24.2 billion.

 Company’s basic management policy

Based on the corporate philosophy below, in May 2011, the Group formulated a “mid-term business plan” for the period from 2011 to 2013 in order to meet the expectations of stakeholders, and further in May 2012, the Group formulated a “long-term vision” towards 2020, aimed at increasing corporate value.

“Corporate philosophy”

Nabtesco, with our unique motion control technology, will provide safety, comfort and a sense of security in daily lives as well as any form of transportation.

Nabtesco’s promises

1. Value close communications with our customers worldwide

2. Value each individual’s spirit of challenge and innovation

3. Continue to expand our business and profit

4. Continue to reinforce our sense of ethics and highly transparent business activities

5. Value the environment and promote harmony with local communities and cultures

“Long-term vision”

In 2005, the Company formulated the present long-term vision for clarifying our business target and targeted image. However, in order to flexibly respond to changes in the business environment after the Lehman Shock and to realize further development, we formulated a new long-term vision imagining the Company’s target image in 2020.

Nabtesco Group’s new long-term vision: target image in 2020

Global Partner with Best Solutions

(business target for 2020)

Net sales        JPY400 billion

Operating income        JPY 60 billion

•	Continue to provide society with new innovative solutions (products, services and business models).

•	Pursue excellence through continuous technological innovation, thereby enhancing rapport and trust with customers.

•	Value open communication and creative thinking regardless of language and cultural difference.

•	Encourage each employee to proactively take on challenges from the slogan. “Enjoy the Challenge.”

“Med-term vision”

Global Challenge: Advance to the Next Stage

In pursuit of further growth in the global expanding market

Aiming at surviving the global mega-competition and continuing to increase our corporate value through enhancement and expansion of our overseas business, promotion of global management, and enhancement of domestic business bases

1. Development and training of global human resources

2. Development of emerging markets (further enhancement and expansion of overseas business)

3. Further enhancement of strong domestic business bases

4. Promotion of new business in response to structural changes (in industries and society)

5. Establishment of a global consolidated management system

‚ Target management index

The Group fixed its mid-term management target for the period from the term 2011 to the term 2013 as follows.

1) Further expansion of business size, pursuit of profitability

•	For the term 2013, target net sales of JPY240 billion, target operating income of JPY31.3 billion (13.0% operating income rate), target net profit JPY20.3 billion.

•

3-year accumulated capital investment of JPY38 billion, 3-year accumulated research and development costs and expenses of JPY15 billion, 3-year accumulated investment in business expansion of JPY30 billion (investment for establishing group companies, M&A, alliances, etc.)

2) Promotion of management conscious of ROA and ROE

•	Achievement of ROA 9.5%, ROE 17.0 as of end of March 2014

3) Appropriate distribution of corporate earnings in consideration of balance

Based on appropriate distribution of corporate earnings in consideration of the balance between strategic growth investment, securing financial soundness and shareholder return, we are aiming at continuing stable dividend during the period of the new mid-term business plan, targeted at 30% dividend ratio on a consolidated basis.

ƒ The Company’s mid to long-term corporate strategy

The effects of credit crunch and decline in actual demand that the European financial crisis creates over the world is enormous, and although the sense of uncertainty about the future of the world economy is increasing, in developing countries such as China, India and Brazil, etc., backed by solid domestic demand, policies are changing from inflation control policies towards the track for economic growth. In these countries, the middle class (volume zone) pulling the economy is increasing and the market needs are changing. With the acceleration of demand from the customers, competition in the markets of developing countries is expected to intensify, and filtering and sorting to progress.

Further, due to the international trends aimed at a low carbon society towards decreasing dependency on limited fossil fuel resources and reducing greenhouse gases, there is mid to long-term reformation occurring in industries, which can be seen in the change from internal combustion to electrification and the development and promotion of green energy.

Based on these trends, the Group will promote the following measures from a mid to long-term viewpoint, with “achievement of growth potential and profitability through business portfolio management,” “enhancement of general technology” and “optimum utilization of manpower and enhancement of human resources” as the Group’s top priority issues.

1) Achievement of growth potential and profitability through business portfolio management

We will aggressively load resources for expanding business in growing areas, developing new markets and developing and enhancing new products utilizing core technology.

•

Further enhancement and expansion of the infrastructure construction associated business (railroad business associated equipment, hydraulic equipment for construction machinery) in mainly the markets of China and developing Asian countries

•	Further enhancement and expansion of the environmental field related business (wind-power associated equipment, solar power associated equipment, etc.)

•	Enhancement and expansion of the construction and railroad vehicle door business in foreign and domestic markets

•	Further enhancement and expansion of the precision equipment business and commercial vehicle equipment business in the markets of China and developing Asian countries

2) Enhancement of general technology

We will enhance general technology over all areas of development, manufacture and quality assurance, provide our customers with excellent products and aim at maintaining and improving superiority over other competitive companies in functions, quality and cost.

•	Maintenance of competitive superiority by advanced technology development and promotion of development of new products taking advantage of general technology

•	Maintenance and improvement of cost competitiveness by enhancing industrial engineering

•	Enhancement of quality improvement system

3) Optimum utilization of manpower and enhancement of human resources

With the progress of globalization, we will utilize manpower optimally and develop and enhance human resources with the understanding that human resources are the basis of business.

•	Concentrated use of human resources in priority strategic businesses

•	Enhancement of global human resource development program

„ Development of business

•	The highest priority issue at hand is the achievement of the mid-term business plan, and we will work on the following issues.

•	Maintenance, development and enhancement of global human resources to be the base of global development

•	Development of business model matching the needs of the market in developing countries, enhancing profitability of overseas businesses

•

Product development taking in the needs of the market due to changes in industrial structure and social structure, development of differentiated products taking full advantage of high general technology

•	Establishment of swift decision-making system corresponding to globalization, enhancement of risk management capability

(4) Situation of assets and profit and loss

Classification	2008 6th term	2009 7th term	2010 8th term	2011 9th term (this consolidated fiscal year)
Net sales (JPY million)	158,170	126,249	169,303	198,527
Ordinary profit (JPY million)	12,998	9,337	22,365	24,656
Net profit (JPY million)	4,425	4,017	13,387	14,756
Return on equity	5.8%	5.2%	15.8%	15.6%
Net profit per share (JPY)	34.82	31.70	105.91	116.74
Net assets (JPY million)	81,746	85,167	96,531	107,466
Net assets per share (JPY)	601.75	628.29	713.77	784.12
Total assets (JPY million)	144,685	149,480	180,729	208,092

(note)	Net profit per share has been calculated based on the average number of shares during the term. The average number of shares during the term has been calculated upon subtracting treasury shares from outstanding shares.

(5) Situation of main subsidiary companies

Company name	Capital	Our company’s investment ratio	Main business
NABCO DOOR Ltd.	JPY848 million	63.4%	Sales and installation of automatic doors, etc.
Nabtesco Automotive Corporation	JPY450 million	100.0%	Manufacture and sales of automotive products
Toyo Jidohki Co., Ltd.	JPY245 million	100.0%	Manufacture and sales of packaging machines for food
Nabtesco Service Co., Ltd.	JPY300 million	100.0%	Sales, installation and maintenance of Transport equipment
Shanghai Nabtesco Hydraulic Co., Ltd	USD14.5 million	51.0%	Manufacture, sales and maintenance of hydraulic equipment
Nabtesco Precision Europe GmbH	EUR51 thousand	100.0%	Sales of precision reduction gears
Gilgen Door Systems AG	CHF2 million	100.0%	Manufacture and sales of automatic doors, railroad platform doors, etc.
Nabtesco Aerospace Inc.	USD1 million	100.0% (100.0%)	Manufacture, sales and maintenance of aircraft equipment
Nabtesco Power Control (Thailand) Co., Ltd.	THB700 million	70.0%	Manufacture and sales of hydraulic equipment
Jiangsu Nabtesco Hydraulic Co., Ltd.	USD40 million	67.0%	Manufacture and sales of hydraulic traveling motors for construction machinery
Jiangsu Nabtesco KTK Railroad Products Co., Ltd.	JPY1,800 million	50.0%	Manufacture and sales of brakes and doors for railroad vehicles

(note)

1.	The rate of indirect possession (included number) is indicated inside the parenthesis in the column under the Company’s investment ratio.
2.	On April 1, 2011, the Company acquired from the Swiss company, Kaba Holding AG, all shares of its subsidiary, Kaba Gilgen AG. It became a consolidated subsidiary of the Company and its name was changed to Gilgen Door Systems AG.
3.	Jiangsu Nabtesco Hydaulic Co., Ltd. was established on October 14, 2011 jointly with Shanghai Electric Hydraulics & Pneumatics Co., Ltd.

(6) Main business segments

Business category	Main goods
Precision equipment business	Precision reduction gears, precision actuators, 3D stereolithograph equipment, vacuum equipment, high-performance thermal control devices
Transport equipment business	Brakes and door devices for railroad vehicles, marine engine control devices, air brake devices for commercial vehicles
Aircraft & hydraulic equipment business	Aircraft equipment, traction motors for construction machinery, drive units for wind power generators
Industrial equipment business	Construction automatic doors, railroad platform doors, packaging machines for food, special machine tools

(7) Main offices

 Our company

Name	Location
Head Office	Chiyoda-ku, Tokyo
Gifu Plant	Tarui-cho, Fuwa-gun, Gifu
Tarui Plant	Tarui-cho, Fuwa-gun, Gifu
Tsu Plant	Tsu-shi, Mie
Kobe Plant	Kobe-shi, Hyogo
Konan Plant	Kobe-shi, Hyogo
Seishin Plant	Kobe-shi, Hyogo
Nagoya Office	Nagoya-shi, Aichi
Kobe Office	Kobe-shi, Hyogo
Kitakyushu Office	Kitakyushu-shi, Fukuoka

‚ Subsidiary companies

Name	Location
NABCO DOOR Ltd.	Osaka-shi, Osaka
Nabtesco Automotive Corporation	Chiyoda-ku, Tokyo
Toyo Jidoki Co., Ltd.	Minato-ku, Tokyo
Nabtesco Service Co., Ltd.	Shinagawa-ku, Tokyo
Shanghai Nabtesco Hydraulic Co., Ltd	Shanghai, China
Nabtesco Precision Europe GmbH	Dusseldorf, Germany
Gilgen Door Systems AG	Bern, Switzerland
Nabtesco Aerospace Inc.	Washington, U.S.A.
Nabtesco Power Control (Thailand) Co., Ltd.	Chonburi, Thailand
Jiangsu Nabtesco Hydraulic Co., Ltd.	Jiangsu, China
Jiangsu Nabtesco KTK Railroad Products Co., Ltd.	Jiangsu, China

ˆ Situation of employees

Number of employees	Increase or decrease from the end of the previous term
4,995 employees	Increase by 938 employees

(note)

1.	The number of employees is the number of employees on duty. Because the number of part-time employees is less than 10% of the number of employees, it has not been indicated.
2.	Due to the company’s acquisition of Kaba Gilgen AG (present Gilgen Door Systems AG) through share acquisition, the number of employees increased.

(9) Situation of main lenders

Lender	Outstanding debts
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	JPY3,867 million
Mizuho Corporate Bank, Ltd.	JPY2,500 million
Sumitomo Mitsui Banking Corporation	JPY1,554 million

2. Matters concerning the Company’s shares

(1) Total number of issuable shares         400,000,000

(2) Total number of outstanding shares                             127,212,607

                                                                     (of which 177,373 are treasury shares)

(3) Number of shareholders                     12,107

(4) Major shareholders (top 10)

Name of shareholder	Number of shares owned	Shareholding ratio
Kobe Steel, Ltd.	15,100,000	11.89%
State Street Bank and Trust Company	6,298,000	4.96%
Japan Trustee Services Bank, Ltd. (trust account)	5,384,000	4.24%
JP Morgan Chase Bank 380055	5,354,000	4.22%
Central Japan Railway Company	5,171,000	4.07%
Teijin Limited	4,469,000	3.52%
The Master Trust Bank of Japan, Ltd. (retirement benefit trust account, Kobe Steel, Ltd. account)	4,011,000	3.16%
RBC Dexia Investor Services Trust, London – Clients Account	3,686,000	2.90%
The Master Trust Bank of Japan, Ltd. (trust account)	3,627,000	2.86%
Taiyo Fund, L.P.	3,307,000	2.60%

(note)

1.	Shares less than 1,000 shares have been rounded off.
2.	The shareholding ratio has been calculated excluding treasury shares (177,000 shares).

(5) Other important matters concerning shares

No relevant matters.

3. Matters concerning the Company’s subscription rights to shares

(1) Situation of subscription rights to shares, etc. possessed by the Company’s officers as of the end of this fiscal year

Situation of subscription rights to shares as share-based compensation stock option

 Number of subscription rights to shares

1,298

‚ Type and number of shares underlying subscription rights to shares

Ordinary shares 129,800 (100 shares per 1 share warrant)

ƒ Total subscription rights to shares according to category

Issuance	Exercise price	Exercise period	Category	Number of possessors	Quantity
1st share-based compensation stock option (the term 2009)	JPY1	From August 22, 2009 to August 21, 2034	Directors	9	500
2nd share-based compensation stock option (the term 2010)	JPY1	From August 21, 2010 to August 20, 2035	Directors	9	370
3rd share-based compensation stock option (the term 2011)	JPY1	From August 20, 2011 to August 19, 2036	Directors	9	428

(note)

1.	No subscription rights to shares have been issued for outside directors and auditors.
2.

Because the number of one unit share changed from 1,000 shares to 100 shares as of October 1, 2010, the number of shares per share warrant for the 3rd share-based compensation stock options issued thereafter is 100 shares, not 1,000 shares. With respect to the number of 1st and 2nd share-based compensation stock options, in order to keep the represented unit in line with the number of 3rd share-based compensation stock options, the number of shares per share warrant has been calculated and indicated as not 1,000 shares but 100 shares.

(2) Situation of subscription rights to shares, etc. issued during this fiscal year

 Number of subscription rights to shares

700

‚ Type and number of shares underlying subscription rights to shares

Ordinary shares 70,000 (100 shares per 1 share warrant)

ƒ Total subscription rights to shares according to category

Issuance	Exercise price	Exercise period	Category	Number of possessors	Quantity
3rd share-based compensation stock option (the term 2011)	JPY1	From August 20, 2011 to August 21, 2036	Directors Operating officers	9 11	428 272

(3) Other important matters concerning subscription rights to shares, etc.

The exercise period for the yen-based convertible bonds expiring on 2011, issued based on resolution at the Board of Directors’ meeting held on November 29, 2006, terminated on December 1, 2011 and the bonds were redeemed at maturity on December 15, 2011.

4. Situation of corporate officers

(1) Situation of directors and auditors (as of March 31, 2012)

Position	Name	Duties and important concurrent posts
Chairman	Kazuyuki Matsumoto
Representative Director, President & CEO	Kazuaki Kotani	Chief Executive Officer (CEO)
Representative Director, Senior Managing Director	Shigeki Tsubouchi	Corporate Planning Division, General Manager and General Administration & Human Resources Division, General Manager
Managing Director	Yosuke Mishiro	Accessibility Innovations Company, President
Managing Director	Yujiro Imamura	Technology Division, General Manager
Director	Masao Imamura	Marine Control Systems Company, President
Director	Hiroyuki Aoi	Compliance Division, General Manager
Director	Tsutomu Sakamoto	Railroad Products Company, President
Director	Nobutaka Osada	Aerospace Company, President
Director	Kazuhide Naraki	Kobe Steel, Ltd., Executive Officer
Full-time corporate auditor	Nobuhiko Takahashi
Corporate auditor	Tetsuya Ishimaru
Corporate auditor	Masahiko Yamada	NABCO DOOR Ltd., Outside Corporate Auditor
Corporate auditor	Hiroshi Mitani	Attorney-at-law (TMI Associates, Advisor) Fujitsu Limited, Outside Corporate Auditor

(note)

1.	Both directors Masao Imamura and Nobutaka Osada were newly appointed directors at the 8th General Shareholders’ Meeting held on June 24, 2011.
2.	Corporate auditor Nobuhiko Takahashi was newly appointed corporate auditor at the 8th General Shareholders’ Meeting held on June 24, 2011.

3.	Shuichi Nakamura who was a corporate auditor, resigned from office as of February 28, 2012.
4.	Director Kazuhide Naraki is an outside director.
5.	The three corporate auditors, Tetsuya Ishimaru, Masahiko Yamada and Hiroshi Mitani are outside corporate auditors.
6.	Corporate auditor Nobuhiko Takahashi has long years of experience at the company’s Accounting Department and has considerable degree of knowledge on finance and accounting.
7.	Outside corporate auditor Tetsuya Ishimaru has long years of experience at the accounting department of a first-section listed company and has considerable degree of knowledge on finance and accounting.
8.	We have registered the three outside corporate auditors Tetsuya Ishimaru, Masahiko Yamada, Hiroshi Mitani at the Tokyo Stock Exchange as independent directors.
9.	Outside director Kazuhide Naraki assumed the position of executive officer at Kobe Steel, Ltd. as of April 1, 2012.

(2) Total amount of directors and corporate auditors’ compensation, etc.

Category	Subject number	Total amount of compensation, etc.	Breakdown of compensation, etc.
			Monthly compensation, etc.	share-based compensation stock option
Directors	11	JPY318 million	JPY253 million	JPY65 million
Auditors (outside auditors)	6 (3)	JPY68 million (JPY19 million)	JPY68 million (JPY19 million)
Total	17	JPY387 million	JPY322 million	JPY65 million

(note)

1.	The Company’s compensation for officers consists of monthly compensation (consisting of fixed compensation and compensation based on performance) and share-based compensation stock option for directors and only fixed compensation for corporate auditors (including outside auditors).
2.	The above subject numbers include two directors and one corporate auditor who retired during the term and one corporate auditor who resigned during the term, and does not include one outside director serving without compensation.
3.	The maximum amount of compensation, etc. for directors is as follows.
	Monthly compensation, etc. Annual JPY350 million
‚	Share-based compensation stock option Annual JPY100 million

(Both  and ‚ were resolved at the 6th Ordinary General Shareholders’ Meeting held on June 24, 2009.)

4.	The maximum amount of compensation, etc. for corporate auditors is as follows.
Annual JPY80 million (resolved at the 6th Ordinary General Shareholders’ Meeting held on June 24, 2009)
5.	In addition to compensation, etc. indicated above, one outside corporate auditor received compensation of JPY2 million as outside corporate auditor of the Company’s consolidated subsidiary company NABCO DOOR Ltd.

(3) Matters concerning outsider officers

 Relationship between the Company and important companies with concurrent posts

1) Outside director Kazuhide Naraki has a concurrent post as a managing executive officer of Kobe Steel Ltd. Kobe Steel Ltd. has business with the Company and possesses 11.89% of the Company’s shares.

2) Outside corporate auditor Masahiko Yamada has a concurrent post as an outside corporate auditor of NABCO DOOR Ltd. NABCO DOOR Ltd. is a consolidated subsidiary company of the Company and has business with the Company and its group companies.

3) Outside corporate auditor Hiroshi Mitani has concurrent posts as advisor of TMI Associates and outside corporate auditor of Fujitsu Limited. There is no special interest between TMI Associates, Fujitsu Limited and the Company.

‚ Situation of main activities during this fiscal year

Category	Name	Attendance Rate at Board of Directors’ meetings	Attendance Rate at Board of Auditors’ meetings	Remarks
Director	Kazuhide Naraki	85.0%	—	Made necessary remarks and advice from his position as outside director.
Corporate auditor	Tetsuya Ishimaru	100.0%	100.0%	Made remarks and advice based on knowledge and experience from position as outside corporate auditors.
Corporate auditor	Masahiko Yamada	100.0%	100.0%
Corporate auditor	Hiroshi Mitani	100.0%	92.3%

(note) 20 Board of Directors’ meetings and 13 Board of Auditors’ meetings were held during the term.

ƒ Outline of contract for limitation of liability

The Company has a provision set forth in the Articles of Incorporation, with respect to contract for limitation of liability of outside directors and outside corporate auditors. The Company executed contract for limitation of liability with four executives, the outside director Kazuhide Naraki and the outside corporate auditors Tetsuya Ishimaru, Masahiko Yamada and Hiroshi Mitani. The details of the agreements are as follows.

The limit of liability based on the agreements shall be limited to the higher of either JPY10 million or the amount set forth in laws and regulations.

The above limit of liability shall be limited to only in the event that the said outside officer is without knowledge and is not grossly negligent in the performance of his or her duties with respect to the liability.

5. Situation concerning accounting auditor

(1) Name of accounting auditor

KPMG Azsa LLC

(2) Amount of compensation, etc. to accounting auditor

 Total amount of compensation, etc. to be paid by the Company	JPY71 million
‚ Total amount of monetary and other property benefits to be paid by the Company and its subsidiary companies	JPY106 million

(note) The amount of auditor’s compensation, etc. for auditing based on the Companies Act and for auditing based on the Financial Instruments and Exchange Act has not been categorized in the Audit Service Agreement between the Company and the accounting auditor, and because they cannot be categorized substantively as well, the total amount has been indicated above.

Of the Company’s significant subsidiary companies, Shanghai Nabtesco Hydraulic Co., Ltd., Nabtesco Precision Europe GmbH, Gilgen Door Systems AG, Nabtesco Aerospace Inc. and Nabtesco Power Control (Thailand) Co., Ltd. are subject to audit by auditing companies besides the Company’s accounting auditor.

(3) Details of unaudited business

The Company consigns unaudited businesses besides the businesses set forth in Paragraph 1 of Article 2 of the Certified Public Accountants Act, such as the preparation of comfort letters and the preparation of CSR reports, to KPMG Azsa LLC and pays consideration to KPMG Azsa LLC for such services.

(4) Policies concerning decision on dismissal or refusal of reappointment

In the event that there is difficulty in the accounting auditor’s performance of duties or in other events determined necessary, the Board of Directors shall, with approval from the Board of Auditors or based on the Board of Auditors’ request, raise the dismissal or refusal of reappointment of the accounting auditor as the purpose of a general shareholders’ meeting.

In the event that there is difficulty in the accounting auditor’s performance of duties or in other events determined necessary, the Board of Auditors shall request the Board of Directors to raise the dismissal or refusal of reappointment of the accounting auditor as the purpose of a general shareholders’ meeting.

Further, in events determined as falling under the events set forth under Paragraph 1 of Article 340 of the Companies Act, the Board of Auditors shall dismiss the accounting auditor based on unanimous consent from all corporate auditors. In such event, the corporate auditor appointed by the Board of Auditors shall report on the dismissal of the accounting auditor and the reason for such dismissal at the first general shareholders’ meeting held after such dismissal.

6. System for securing appropriateness of business

The matters resolved by the Board of Directors as a system for the Company to secure the appropriateness of business are as follows.

The basic policies for the construction of the Group’s internal control system shall be set forth as follows.

The top executive responsible for the promotion of internal control progress shall be the CEO.

The Board of Directors shall examine the maintenance of internal control systems on a continual basis in line with changes in the business environment and social needs, revisions to laws and regulations, risk diversification and other factors, and shall conduct a review yearly and whenever else necessary.

(1) The system ensuring that directors and employees execute their duties in compliance with laws and the Articles of Incorporation

	Directors shall comply with the Corporate Philosophy, Code of Corporate Ethics, and the Group Code of Conduct as a member of corporation, shall behave in accordance with social norms/ethics as members of society, and shall endeavor to establish and maintain a sound corporate culture.

‚	(The Board of) Directors shall make proper decisions on important management matters stipulated in laws and regulations, the Articles of Incorporation, the Board of Directors’ rules, and Group regulations for responsibility and authority.

ƒ	Directors shall perform their respectively assigned duties in accordance with proper decisions by the Board of Directors, and shall report on the performance of their duties to the Board of Directors. Should a director have any doubts on whether the execution of operations by himself/herself or other directors are in compliance with laws and the Articles of Incorporation, the director shall report these doubts to the Board of Directors and (the Board of) Corporate Auditors.

„	Directors shall ensure the rationality and legality of their decisions by actively hearing the expert opinions of expert staff members of the Head Office and/or outside the Company during decision-making.

…	The Board of Directors shall make use of the multifaceted and impartial advice provided by outside directors and outside corporate auditors.

†	In order to assist the CEO in promoting compliance, a compliance department shall be established. The compliance system shall be reviewed to meet social conditions and legal revisions, and directors and employees shall be provided cross-group compliance education.

‡	Directors and employees shall be obliged to report any misconduct within the Group, and a corporate ethics hotline shall be created and operated as a means for doing so.

(2) The system storing and managing information on the execution of duties by directors

	Directors shall properly prepare and store/manage the following information (in written form or on electromagnetic record; the same applies hereinafter) on the performance of their duties in keeping with their respective duties and in accordance with laws and company regulations.

1)	Minutes of general shareholders’ meetings and related documentation

2)	Minutes of the Board of Directors’ meetings and related documentation

3)	Records of the proceedings at other important meeting of directors, such as the Management Committee, etc. and related documentation

4)	Notices of decisions made by directors and appended documentation

5)	Other important documentation related to directors’ performance of their duties

‚	The parties responsible for the preparation and storage/management of the information set forth in  above shall be the chairmen of the respective meetings or a separately assigned director, decision-maker or the director responsible for performing the duties in question.

ƒ	Efforts shall be made to establish and continually strengthen/improve adequate security for electromagnetic records to combat the risks of unauthorized disclosure posed by the increasing sophistication of information technology.

(3) The system of regulations on managing the risk of loss, etc.

	The system shall be developed so that a scheme shall be put in place to ensure that profits and losses, asset efficiency, quality issues, accidents, and other matters concerning the execution of operations are reported to the (Board of) Directors in a suitable and timely fashion, and efforts shall be made to discover risks early so as to minimize losses.

‚	Cross-Group organizations shall be formed and the regulations shall be developed as needed to manage risks and prevent losses with regard to the following.

1)	Opportunity loss risk arising from changes in the business environment or industry structure, or from delays in pursuing new technologies or new market entry, etc.

2)	Business management risk arising from improper decisions or operational measures, gross negligence or misconduct by Directors or employees

3)	Country risk and risk of unrecoverable charges/procurement difficulties arising from credit extended to sales agents and suppliers

4)	Financial risk arising from changes in financial assets held, fluctuations in interest/exchange rates, etc.

5)	IT risk arising from shutdown/malfunction of mission-critical system, information leakage, etc.

6)	Litigation risk arising from flaws in agreements, infringements of intellectual property rights, etc.

7)	ESH (Environment, Safety & Health) risk

8)	PL (Product Liability) and other quality-based risk

9)	Other risks deemed extremely serious by the Board of Directors

ƒ	The suitability and legality of decision-making shall be ensured and risks managed through compliance with, and thorough going implementation of, Group regulations for responsibility and authority.

„	Reporting requirements in the event of accidents, disasters or critical quality problems shall be set forth within company regulations, and steps taken to ensure that information is promptly and suitably conveyed and contingency measures implemented during emergencies in accordance with these regulations.

…	Expert members of the Head Office, particularly in the Business Auditing Department, shall conduct cross-organizational audits of operational risk management, and shall offer necessary and appropriate advice with regard to operational improvements

(4) The system ensuring that directors perform their duties efficiently

	The necessary organizations shall be formed to ensure that directors execute operations efficiently, and the respective responsibilities of these organizations shall be stipulated. Responsibility for operations shall be divided among directors in accordance with Board of Directors’ resolutions, and directors shall execute operations in keeping with these divisions of responsibility.

‚	A corporate officer system and a company system shall be adopted in view of the nature and characteristics of the Nabtesco’s business.

1)	Corporate officers shall perform and report on their duties commissioned by the Board of Directors.

2)	Companies shall be established in strategic business units, and each company shall perform and report on their duties in accordance with Group regulations for responsibility and authority.

ƒ	Efforts shall be made to ensure the suitability and efficiency of decision-making by the Board of Directors with regard to the execution of operations to be submitted for consideration to the Board of Directors by having the Management Committee conduct preliminary examinations to clarify the points of issue before passing the matter on to the Board of Directors.

(5) The system for ensuring the suitability of operations by the Company and the Group

	All principles and guidelines for internal control shall be applied to the whole Nabtesco Group, and efforts made to disseminate and standardize these throughout the Group as a whole.

‚	Management regulations of Nabtesco’s group companies shall be established to stipulate, management classifications and management items for subsidiaries, and a Group-wide structure for responsibility and authority set up, taking into account the scale and importance (impact onto the Group) of subsidiaries as well as their autonomy.

ƒ	Efforts shall be made to improve the suitability and efficiency of business operations at subsidiaries as well as to make qualitative improvements to financial reports by adopting a fully-consolidated basis and appropriately reflecting the performance of all subsidiaries into the consolidated performance of the Company and by conducting performance assessment of the management of companies on a consolidated basis.

„	Efforts shall be made to dispatch its personnel as outside directors and outside auditors to subsidiaries from the Company to ensure more suitable decision-making and execution of operations and to homogenize and improve audits of subsidiaries through the group’s Board of Auditors.

…	Internal audits of subsidiaries shall be executed by our Business Auditing Department. Advice regarding improvements shall be provided as necessary and appropriate as part of these audits.

(6) Items on employees to assist corporate auditors when corporate auditors requested to assign employees to assist corporate auditors

Should the (Board of) corporate auditors request that support personnel be assigned, the appropriate personnel shall be promptly secured after preliminary discussions with the (Board of) corporate auditors.

(7) Items on independence of employees to assist corporate auditors from directors

To ensure the independence of employees from directors to assist corporate auditors, reassignments and evaluations of these support personnel shall be made only after prior consultation with the (Board of) corporate auditors.

(8) The system for reporting by directors and employees to corporate auditors; other reporting to corporate auditors

	Directors aware of matters that could have a seriously adverse impact on the Company and its Group shall immediately report these to the (Board of) Corporate Auditors.

‚	Directors and employees shall respond promptly and appropriately to requests by the Corporate Auditors for reports on the Company’s business or for cooperation in investigating the status of the Company’s operations and assets.

(9) The systems to ensure that audits by corporate auditors are carried out effectively

	A system shall be established so that Corporate Auditors are permitted to attend important business meetings such as Management Committee meetings and to view management information, whereby they are able to implement audits based on information available to Directors and to check decision-making processes of important business matters.

‚	The CEO and the Representative Director shall hold regular meetings to exchange views with the (Board of) Corporate Auditors.

ƒ	Corporate Auditors may request operating officers and important employees to report on the situation of the implementation of duties.

„	A system shall be established so that Corporate Auditors shall be permitted to exchange views with Accounting Auditors and the Accounting & Finance Department regularly and to confirm the suitability of financial reports.

…	A system shall be established so that Corporate Auditors shall be permitted to hold discussions and to exchange information and views with the Business Auditing Department and associated department regularly with regard to audits and reports on audits, and to endeavor to improve audit operations.

(note) Fractions less than the represented units concerning amounts and numbers of shares indicated in this Business Report have been rounded down. Ratios and other numbers have been rounded to the nearest value.

Consolidated Balance Sheet

(as of March 31, 2012)

(Unit: JPY1 million)

Item	Amount
(Assets)
Current assets	(123,929)
Cash and time deposits	15,505
Notes and accounts receivable	47,539
Marketable securities	34,998
Goods and products	3,263
Product in progress	7,776
Raw materials and stored goods	9,070
Deferred income taxes	2,910
Other current assets	3,038
Allowance for doubtful accounts	-173
Fixed assets	(84,163)
Tangible fixed assets	(51,509)
Buildings and structures	16,407
Machinery and equipment	17,174
Tools, furniture and fixtures	2,420
Land	14,411
Construction in progress	1,095
Intangible fixed assets	(15,838)
Goodwill	14,570
Others	1,267
Investments and other assets	(16,816)
Investments in securities	14,930
Deferred tax assets	388
Other investments and other assets	1,639
Allowance for doubtful accounts	-142

Total assets	208,092

(Liabilities)
Current liabilities	(70,897)
Trade notes and accounts payable	34,601
Short-term loans payable	11,412
Income taxes payable	4,471
Reserve for product guarantee	1,541
Provision for loss on order received	80
Other current liabilities	18,789
Long-term liabilities	(29,728)
Corporate bonds	10,000
Long-term loans payable	10,281
Retirement allowance	7,335
Reserve for directors’ retirement accounts	171
Deferred tax liabilities	915
Other long-term liabilities	1,024

Total liabilities	100,625

(Net assets)
Shareholders’ equity	(101,507)
Capital stock	10,000
Capital surplus	17,445
Earned surplus	74,815
Treasury stock	-753
Accumulated other comprehensive income	(-2,414)
Net unrealized gains on securities	1,022
Deferred gains or losses on hedges	-0
Translation adjustments	-3,436
Subscription rights to shares	(208)
Minority interests	(8,165)

Total net assets	107,466

Total liabilities and net assets	208,092

Consolidated Profit and Loss Statement

(From April 1, 2011 to March 31, 2012)

(Unit: JPY1 million)

Item	Amount
Net sales		198,527
Cost of sales		148,184

Gross profit		50,342
Selling, general and administrative expenses		27,484

Operating income		22,858
Non-operating income
Interest income	91
Dividends income	85
Rent income	253
Equity in earnings of an affiliate	1,787
Other non-operating income	255	2,474

Non-operating expenses
Interest expense	201
Foreign exchange losses	39
Contributions	183
Other non-operating expenses	251	675

Ordinary income		24,656
Extraordinary gains
Gain on sale of fixed assets	169
Gain on sale of investment in securities	2
Gain on business transfer	60
Gain on revision of retirement benefit plan	49
Compensation income	131	414

Extraordinary losses
Loss on disposal of fixed assets	200
Loss on sales of investment securities	10
Write-down of golf membership rights	4
Loss on cancellation of leasehold contracts	7	223

Income before income taxes		24,847
Income taxes	7,807
Adjustment for corporate and other taxes	1,065	8,873

Income before minority interests		15,974
Minority interests		1,217

Net income		14,756

Consolidated Statement of Shareholders’ Equity

(From April 1, 2011 to March 31, 2012)

(Unit: JPY1 million)

	Shareholders’ equity
	Capital	Capital surplus	Earned surplus	Treasury shares	Total shareholders’ equity
Balance at beginning of the term	10,000	17,488	64,263	-645	91,066

Change during the term
Cash dividends			-4,194		-4,194
Net income			14,756		14,756
Acquisition of treasury stock				-164	-164
Disposal of treasury stock		-2		56	53
Increase or decrease in treasury stocks due to changes in equity of equity-method affiliates					—
Employees’ welfare fund for overseas subsidiaries			-9		-9
Changes in items other than shareholders’ equity during the consolidated fiscal year (net)

Total change during the term	—	-2	10,552	-108	10,441

Balance at end of the term	10,000	17,445	74,815	-753	101,507

(Unit: JPY1 million)

	Accumulated other comprehensive income				Subscription rights to shares	Minority interests	Total net assets
	Net unrealized gains on securities	Unrealized deferred gain or losse on hedges	Translation adjustments	Total accumulated other comprehensive income
Balance at beginning of the term	1,512	-0	-2,336	-824	159	6,130	96,531

Change during the term
Cash dividends							-4,194
Net income							14,756
Acquisition of treasury stock							-164
Disposal of treasury stock							53
Increase or decrease in treasury stock due to changes in equity of equity-method affiliates							—
Employees’ welfare fund for overseas subsidiaries							-9
Changes in items other than shareholders’ equity during the consolidated fiscal year (net)	-490	0	-1,100	-1,589	48	2,034	493

Total change during the term	-490	0	-1,100	-1,589	48	2,034	10,935

Balance at end of the term	1,022	-0	-3,436	-2,414	208	8,165	107,466

Notes to Consolidated Financial Statements

Notes concerning important matters serving as basis for the preparation of consolidated financial statements

1. Matters concerning scope of consolidation

(A) Number of consolidated subsidiaries… 41

Names of main companies: NABCO DOOR Ltd., Nabtesco Automotive Corporation, Toyo Jidoki Co., Ltd., Nabtesco Service Co., Ltd., Shanghai Nabtesco Hydraulic Co., Ltd, Nabtesco Precision Europe GmbH, Gilgen Door Systems AG, Nabtesco Aerospace Inc., Nabtesco Power Control (Thailand) Co., Ltd., Jiangsu Nabtesco KTK Railroad Products Co., Ltd.

Because the Company, as of April 1, 2011, purchased from the Swiss company Kaba Holding AG, its automatic door division, and the seven companies Gilgen Door Systems AG, Gilgen Door Systems UK Limited, Gilgen Door Systems Germany GmbH, Gilgen Door Systems Austria GmbH, Gilgen Door Systems France S.A.S., Gilgen Door Systems Italy srl and Gilgen Door Systems (Suzhou) Co., Ltd. newly became wholly-owned, they are included within the scope of consolidation.

Further, because Shanghai Nabtesco Business Management Co., Ltd. was established on July 27, 2011 and Jiangsu Nabtesco Hydraulic Co., Ltd., on October 14, 2911, they are also included within the scope of consolidation.

Because TSTM Corporation has already dissolved due to the completion of liquidation procedures, it has been excluded from the scope of consolidation.

(B) Number of non-consolidated subsidiaries… 0

2. Matters concerning the application of equity method

(A) Number of equity-method affiliates… 8

Names of main companies: TMT Machinery, Inc., Nabco Systems Co., Ltd., Harmonic Drive Systems Inc.

(B) Matters concerning procedures for application of equity method

With respect to equity-method affiliates of which the closing date differs from the consolidated closing date, financial statements of such companies concerning the most recent fiscal year have been used.

3. Matters concerning fiscal years of consolidated subsidiaries

Subsidiaries of which the final day of the fiscal year differs from the consolidated closing date are Nabtesco Aerospace Inc., Nabtesco Motion Control Inc., Nabtesco USA Inc., NABCO ENTRANCES, INC., Gilgen Nabtesco (Hong Kong) Limited, Nabtesco Precision Europe GmbH, NABMIC B.V., Nabtesco Marine Service Singapore Pte Ltd, Nabtesco Marinetec Co., Ltd., Nabtesco Automotive Products (Thailand) Co., Ltd., Nabtesco Power Control (Thailand) Co., Ltd., Shanghai Nabtesco Hydraulic Co., Ltd., Gilgen Nabco Autodoor (Beijing) Co., Ltd., Nabtesco Railroad Products (Beijing) Co., Ltd., Nabtesco Marine Control Systems (Shanghai) Co., Ltd., Taiwan Nabtesco Service Co., Ltd., Shanghai Nabtesco Motion-equipment Trading Co., Ltd., Dalian Toyo Jidoki Co., Ltd., Jiangsu Nabtesco KTK Railroad Products Co., Ltd., Gilgen Door Systems AG, Gilgen Door Systems UK Limited, Gilgen Door Systems Germany GmbH, Gilgen Door Systems Austria GmbH, Gilgen Door Systems France S.A.S., Gilgen Door Systems Italy srl, Gilgen Door Systems (Suzhou) Co., Ltd., Shanghai Nabtesco Business Management Co., Ltd. and Jiangsu Nabtesco Hydraulic Co., Ltd. The consolidated financial statements have been prepared using financial statements as of their closing dates (December 31).

With respect to these 28 consolidated subsidiaries, in the event of the occurrence of significant transactions during the period between the said company’s closing date and the consolidated closing date, necessary adjustments based on consolidation have been made.

4. Matters concerning accounting standards

(A) Standard and method of valuation of important assets

(1) Valuable securities

Held-to-maturity bonds: By amortized cost method (straight-line method)

Other valuable securities

Securities with market value:	By market value method based on the market price, etc. as of the final day of the fiscal year (all valuation differences have been reported as shareholders’ equity and the cost of securities sold has been calculated by the moving-average method)

Securities without market value: By mainly the moving average cost method

(2) Derivatives: By market value method

(3) Inventory assets

Standard of valuation:	By cost method (book value write-down method based on decreased profitability) (however, the lower-of-cost-or-market method has been mainly applied with respect to raw materials of overseas consolidated subsidiaries).

Method of valuation

 Merchandise, finished goods and work-in-process:

By mainly gross average method (the specific identification method has been applied with respect to some).

‚ Raw materials and supplies:	By mainly gross average method (the moving average method has been applied with respect to some).

(B) Method of depreciation of important depreciable assets

(1) Tangible fixed assets (not including leased assets)

The Company and domestic consolidated subsidiaries:

By mainly declining-balance method. Provided, however, that the straight-line method has been applied with respect to buildings (not including equipment attached to buildings) acquired later than April 1, 1998 and the Company’s building. The equal amortization method over a 3-year period has been applied with respect to petty sum depreciable assets, the acquisition prices of which are more than JPY100,000 and less than JPY200,000.

Further, the equal amortization method over a 5-year period from the consolidated fiscal year following the full depreciation of the allowable limit for depreciation, has been applied with respect to tangible fixed assets acquired before March 31, 2007.

Overseas consolidated subsidiaries:	By mainly straight-line method.

(2) Intangible fixed assets (not including leased assets)

The straight-line method has been applied.

The straight-line method based on the internally utilizable period (5 years) has been applied with respect to software used by the Company.

(3) Leased assets

The straight-line method with the period of lease as the durable years and the residual value as zero has been applied.

Accounting procedures pursuant to methods concerning ordinary lease transactions have been applied with respect to non-ownership transfer finance lease transactions, of which the date of commencement of the lease transaction is before March 31, 2008.

(C) Standard for recording important reserves

(1) Allowance for doubtful accounts

In order to prepare for losses resulting from uncollectible receivables, the estimated uncollectible amount has been recorded.

 General accounts receivable: Loan loss ratio method

‚ Doubtful accounts receivable and bankruptcy reorganization claims:

Financial composition evaluation method

(2) Reserve for product guarantee

In order to prepare for payment of repair expenses, etc. accruing after delivery of products, the amount of such expenses accruing has been individually estimated and recorded.

(3) Reserve for loss on order received

In order to prepare for future losses concerning order contracts, the estimated amount of loss with respect to cases in which future loss is expected and the amount of loss can be reasonably estimated, has been recorded.

(4) Allowance for environmental measures

Because soil contamination was discovered in a part of the Company’s former Yokosuka Plant site, the estimated amount of payment has been recorded in order to prepare for losses due to soil improvement.

(5) Retirement allowance

In order to appropriate it to the provision of retirement benefit for employees, the amount acknowledged as accruing as of the end of this consolidated fiscal year based on the estimated amount of retirement benefit obligations and pension assets as of the end of the consolidated fiscal year has been recorded.

With respect to actuarial differences, the amount divided by the declining-balance method based on a certain number of years (10 years) within the employees’ average remaining years of service as of the time of occurrence in each consolidated fiscal year, has each been charged to expenses from the fiscal year following the time of occurrence. Past service liabilities are to be charged to expenses as of such occurrence. (Additional information)

Because NABCO DOOR Ltd., a domestic consolidated subsidiary, abolished the qualified retirement pension plan as of April 1, 2011 and shifted a part of the retirement pension plan to the defined contribution pension plan, the “Guidance on Accounting for Transfers between Retirement Benefit Plans” (Accounting Standards Board of Japan Guidance No. 1) has been applied.

As a result of the transfer, JPY49 million gain on revision of retirement benefit plan has been recorded as Extraordinary gain.

(6) Reserve for directors’ retirement accounts

In order to prepare for payment of retirement benefits for officers, a part of the consolidated subsidiaries have recorded the required amount of payment as of the end of the said consolidated fiscal year based on internal regulations.

(D) Standard for recording important income and expenses

(1) Standard for recording amount of completed work

The percentage-of-completion method (estimation of the rate of progress of construction is based on the cost-to-cost method) has been applied with respect to construction work of which certainty of achievement can be acknowledged and the completed contract method with respect to other construction work.

(E) Other important matters serving as basis for preparation of financial statements

(1) Method of important hedge accounting

 Method of hedge accounting

In principle, by deferred hedge accounting.

Special treatment has been applied with respect to interest rate swap satisfying the requirements for special treatment and the allocation treatment with respect to exchange contracts satisfying the requirements for allocation treatment.

‚ Hedge instrument and hedged item

(Hedge instrument)	(Hedged item)
Interest rate swap	Interest on loans
Exchange contract	Foreign currency receivable and payable, etc.

ƒ Hedging policy

Hedge transactions shall only be applied to risks based on actual demand and shall not be used as a speculative instrument.

„ Method of assessing hedge effectiveness

In principle, effectiveness is judged based on the amount of changes, etc. between the accumulated total market fluctuation or cash flow fluctuation of the hedged item and that of the hedge instrument during the period from the commencement of hedge until the assessment of effectiveness. With respect to exchange contracts, because the essential conditions concerning the hedge instrument and the hedged item are the same and exchange rate fluctuations are expected to continue being offset at the time of commencement of hedge and thereafter as well, hedge effectiveness has not been assessed. Further, with respect to interest rate swap, the application of special treatment has been assessed in the place of effectiveness.

(2) Accounting process of consumption tax, etc.

The accounting process of consumption tax, etc. is tax excluded.

(F) Matters concerning valuation of assets and liabilities of consolidated subsidiaries

Valuation is by the full market value method.

(G) Matters concerning goodwill and negative goodwill amortization

Goodwill is equally amortized over its effective period within 20 years; provided, however, that with respect to small amounts, the entire amount is amortized as of the time of occurrence. Negative goodwill occurring before March 31, 2010 is equally amortized over a 5-year period.

5. Changes in accounting policies

From this consolidated fiscal year, the “Accounting Standards related to Net Income Per Share” (Issue No.2 June 30, 2010 of Accounting Standards for Business Enterprises) and the “Application Guidelines for Accounting Standards related to Net Income Per Share” (Issue No.4 June 30, 2010 of Accounting Standards for Business Enterprises) have been applied.

In calculating the fully diluted net income per share, with respect to stock options which become exercisable after a certain period of services, the method has been changed so that of fair stock option appraisal values, amounts concerning services to be provided to the company in the future have been included in the amount of payment assumed in the event stock options are exercised.

6. Changes in method of indication

Because the significance of “Donations” that used to be indicated as “Other” under “Non-operating expenses” increased in this consolidated fiscal year, it has been separately indicated.

7. Additional information

(Application of Accounting Standard for Accounting Changes and Error Corrections)

The “Accounting Standard for Accounting Changes and Error Corrections” (Accounting Standards Board of Japan Statement No. 24, December 4, 2009) and the “Guidance on Accounting Standard for Accounting Changes and Error Corrections” (Accounting Standards Board of Japan Guidance No. 24, December 4, 2009) have been applied from accounting changes and past error corrections made after the beginning of this fiscal year.

(Adjustments to deferred tax assets and deferred tax liabilities arising from changes in tax rates such as corporate tax, etc.)

Due to the promulgation of “The Law to Revise the Income Tax, etc., in Order to Construct a Tax System Addressing Changes in the Socio-Economic Structure” (2011 Law No. 114) and the “Act on Special Measures for Securing Financial Resources Necessary to Implement Measures for Reconstruction Following the Great East Japan Earthquake” (2011 Law No. 117) on December 2, 2011, the corporate tax rate will be lowered while a special tax for reconstruction will be imposed from the fiscal years beginning on or after April 1, 2012. As a result, the effective tax rate for calculating deferred tax assets and deferred tax liabilities will be lowered from 40.69% to 38.01% for temporary differences expected to be reversed from the fiscal years beginning from April 1, 2012 to fiscal years beginning from April 1, 2014, and to 35.64% for temporary differences expected to be reversed from the fiscal years beginning on or after April 1, 2015. As a result of such changes in the tax rate, there was a decrease of JPY330 million in the amount of deferred tax assets and of JPY26 million in the amount of deferred tax liabilities, and an increase of JPY302 million in deferred income taxes.

Notes concerning Consolidated Balance Sheet

1. Accumulated depreciation of tangible fixed assets	JPY82,628 million

2. Treatment of notes expiring at the end of the term

With respect to account processing of notes expiring at the end of the term, they have been settled as of the date of clearance. Because the last day of this consolidated fiscal year was a bank holiday, notes expiring at the end of the following term are included in the closing balance.

Notes receivable	JP322 million
Trade notes payable	JPY55 million

3. Advanced depreciation

The amount of advanced depreciation directly deducted from the acquisition price of tangible fixed assets due to right conversion based on the Urban Renewal Act is as follows.

Construction in progress	JPY1,287 million

Notes concerning Consolidated Statement of Shareholders’ Equity

1. Total number and type of outstanding shares as of the final day of this consolidated fiscal year

Ordinary shares	127,212,607 shares

2. Matters concerning dividend

(1) Dividends paid

	Type of share	Total dividend (JPY1 million)	Dividend per share (JPY)	Record date	Effective date
June 24, 2011 Ordinary General Meeting of Shareholders	Ordinary shares	2,033	16	March 31, 2011	June 27, 2011
October 31, 2011 Board of Directors’ Meeting	Ordinary shares	2,160	17	September 30, 2011	December 8, 2011

(2) Matters concerning dividends that belong in this consolidated fiscal year but the effective dates of which belong in the following consolidated fiscal year

	Type of share	Dividend resource	Total dividend (JPY1 million)	Dividend per share (JPY)	Record date	Effective date
June 26, 2012 Ordinary General Meeting of Shareholders	Ordinary shares	Earned surplus	2,159	17	March 31, 2012	June 27, 2012

3. Type and number of shares underlying subscription rights to shares

(not including subscription rights to shares before the first day of the exercise period)

Ordinary shares	185,000 shares

Notes concerning financial instruments

1. Matters concerning situation of financial instruments

(1) Policies in handling financial instruments

The Group procures funds necessary for conducting business, mainly from bank loans and issuance of bonds. Temporary surplus funds are invested in safe financial assets. Derivatives are used for avoiding risks indicated below, based on the policy of not conducting speculative transactions.

(2) Details and risks of financial instruments

Notes receivable and trade account receivables that are operating receivables are exposed to the customers’ credit risk. Further, operating receivables in foreign currencies resulting from global development of business are exposed to foreign currency risks, but such risks, in principle, are hedged by using forward exchange contracts with respect to the position netting foreign currency operating payables. Valuable securities and investment securities are mainly held-to-maturity bonds and shares associated with strengthening relationships with client companies, and are exposed to market price fluctuation risks.

Derivatives transactions are forward exchange contracts for the purpose of hedge transactions concerning foreign currency risks of operating receivables and operating payables in foreign currencies and interest-rate swap transactions for the purpose of hedge transactions concerning interest risks of loans payable. Matters concerning hedge instruments, hedged items, hedging policies, assessment of effectiveness of hedge, etc. are indicated in “Method of important hedge accounting” under “Matters concerning accounting standards” above.

(3) Risk management system concerning financial instruments

 Credit risk management (risk concerning client’s default of contract, etc.)

At the Company, the sales divisions of each business periodically conduct monitoring on the situation of main customers with respect to operating receivables according to the Customer Credit Management Regulations and manages the deadlines and balances according to each customer, in order to have early understanding of and to alleviate debt-collection concerns resulting from worsening of financial conditions, etc. Credit risks are managed similarly according to the Company’s Customer Credit Management Regulations, with respect to consolidated subsidiaries as well.

With respect to held-to-maturity bonds, because only high-grade bonds are handled according to the Detailed Regulations for Fund Management, credit risks are slight.

In using derivatives transactions, transactions are conducts only with highly rated financial institutions according to the Detailed Regulations for Derivatives Transaction Risk Management.

‚ Market risk management (fluctuation risks such as foreign currencies and interest, etc.)

The Company and some consolidated subsidiaries, in principle, hedge fluctuation risks concerning operating receivables and payables in foreign currencies assessed by currency and month, by using forward exchange contracts.

With respect to valuable securities and investment securities, market values and the financial conditions, etc. of subject companies are assessed on a regular basis, and with respect to securities other than held-to-maturity bonds, the situation of possession is constantly reviewed in consideration of the relationships with the client companies.

With respect to the Company’s long-term loans payable, interest rate swap transactions are used in order to prevent interest rate fluctuation risks.

With respect to derivatives transactions, the Company’s Board of Directors decides on the policy in conducting derivatives transactions, whereupon the accounting division in charge of each company conducts transactions based on internal regulations, etc. setting forth transaction limits, transaction procedures, etc. and reports to the Company’s Board of Directors on the situation of transactions every month.

ƒ Liquidity risk management concerning fund procurement (risk of not being able to make payments on the payment dates)

The Company manages liquidity risks concerning fund procurement, by having the Accounting Division prepare and renew cash management plans on a timely basis, based on reports from each division and by maintaining high level liquidity at hand against a background of unstable financial markets.

(4) Supplementary explanation with respect to matters concerning market value, etc. of financial instruments

Market values of financial instruments include, in addition to values based on market prices, the reasonably calculated values in the event that there are no market prices. Because variation factors are incorporated in the calculation of the said values, the said values may possibly fluctuate by applying different preconditions. Further, with respect to the amounts of contracts, etc. concerning derivatives transactions in “2. Matters concerning market value, etc. of financial instruments,” the amounts themselves do not indicate market risks concerning derivatives transactions.

2. Matters concerning market value, etc. of financial instruments

The amounts indicated in the consolidated balance sheet as of March 31, 2012, the market values and the differences between the two are as follows. Items with respect to which it is deemed extremely difficult to assess the market values have not been included in the table below (refer to (note)2).

(Unit: JPY1 million)

	Amount in consolidated balance sheet	Market value	Difference
(1) Cash and time deposits	15,505	15,505	—
(2) Notes and Accounts receivable	47,539	47,539	—
(3) Valuable securities and investment securities
 Held-to-maturity bonds	34,998	34,998	—
‚ Other valuable securities	4,745	4,745	—
ƒ Shares of subsidiaries and affiliates	3,440	12,732	9,291

Total assets	106,228	115,520	9,291

(1) Notes and Accounts payable	34,601	34,601	—
(2) Short-term loans payable	11,412	11,412	—
(3) Corporate bonds	10,000	10,029	29
(4) Long-term loans payable	10,281	10,288	7

Total liabilities	66,296	66,332	36

Derivatives transactions (*1)	(3)	(3)	—

(*1)	Net receivables and payables arising from derivatives transactions are indicated on net basis. Matters totaling in net liabilities are indicated in ( ).

Because amounts resulting from allocation treatment of exchange contracts, etc. are treated uniformly as Accounts receivable subject to hedging, the market prices are indicated by including such Accounts receivable.

(note) 1. Matters concerning the method of calculation of the market value, etc. of financial instruments, valuable securities and derivatives transactions

Assets

(1) Cash and time deposits and (2) Notes and Accounts receivable

Because these are settled on a short-term basis and the market values are close to the book values, they have been calculated based on the book values.

(3) Valuable securities and investment securities

Shares have been calculated based on the trading prices, and bonds have been calculated based on the trading prices or prices presented by the correspondent financial institutions.

Liabilities

(1) Trade notes and Accounts payable and (2) Short-term loans payable

Because these are settled on a short-term basis and the market values are close to the book values, they have been calculated based on the book values.

(3) Corporate bonds

The market values of corporate bonds issued by the Company are based on the trading prices or prices presented by the correspondent financial institutions.

(4) Long-term loans payable

The market values of long-term loans payable have been calculated based on the present value by dividing the total amount of interest and principal by the rate assumed in the event that similar loans are newly acquired.

A part of long-term loans payable are subject to special treatment of interest rate swap and has been calculated by dividing the total amount of interest and principal uniformly treated together with the said interest rate swap by the rate assumed in the event that similar loans are newly acquired.

Derivatives transactions

Hedge accounting is applied to all derivatives transactions.

The market values are based on the prices presented by the correspondent financial institutions.

(note) 2. Financial instruments with respect to which it is deemed extremely difficult to assess the market values

Category	Amount in consolidated balance sheet (JPY1 million)
Unlisted shares	122
Shares of subsidiaries and affiliates	6,622

With respect to the above, because there are no market prices and no agreements on future cash flow, and it is acknowledged extremely difficult to assess the market values, they have not been included in “ƒ Investment securities and other valuable securities, ‚ Other valuable securities and ƒ Shares of subsidiaries and affiliates.”

(note) 3. Expected amount of redemption for monetary claims and valuable securities with maturity dates, after consolidated closing date

(Unit: JPY1 million)

	Within 1 year	Over 1 year, within 5 years	Over 5 years, within 10 years	Over 10 years
(1) Cash and time deposits	15,505	—	—	—
(2) Notes and Accounts receivable	47,539	—	—	—
(3) Valuable securities and investment securities  Held-to-maturity bonds	35,000	—	—	—
‚ Other valuable securities with maturity dates	—	—	—	100

Total	98,044			100

(note) 4. Expected amount of reimbursement for corporate bonds and long-term loans after consolidated closing date

(Unit: JPY1 million)

	Within 1 year	Over 1 year, within 2 years	Over 2 years, within 3 years	Over 3 years, within 4 years	Over 4 years, within 5 years o	More than 5 years
Corporate bonds	—	—	—	—	10,000	—
Long-term loans	—	—	10,000	—	281	—

Total	—	—	10,000	—	10,281	—

Notes concerning rental real estates

1. Matters concerning situation of rental real estates

The Company possesses parts of office buildings and land, etc. for rent in Tokyo and other areas.

The amount of rental real estates in the consolidated balance sheet, the main changes during this consolidated fiscal year, the market values as of the consolidated closing date, and the method of calculation of the said market values are as follows.

2. Matters concerning market values of rental real estate

(Unit: JPY1 million)

Intended purpose	Amount in consolidated balance sheet			Market value as of the consolidated closing date
	Balance as of beginning of this consolidated fiscal year	Amount of increase or decrease during this consolidated fiscal year	Balance as of end of this consolidated fiscal year
Real estate for rent	4,086	-36	4,050	4,302
Underutilized real estate	323	-2	321	2,674

Total	4,410	-38	4,371	6,977

(note)

1. The amount in the consolidated balance sheet is the amount deducting accumulated depreciation from the acquisition price.

2. Main real estate for rent include the land in Chuo-ku, Kobe, the rental building in Chuo-ku, Tokyo and the land and building in Matsuyama-shi, Ehime.

3. Main underutilized real estate include the former Yokosuka Plant site in Yokosuka-shi, Kanagawa and the land (being redeveloped) in Shinagawa-ku, Tokyo.

4. Main changes

Of decrease, main amounts are due to depreciation.

5. Method of calculation of market value

Calculations are based mainly on appraisals, etc. by real-estate appraisers.

Further, profit and loss concerning the said rental real estates in the March 2012 term are as follows.

(Unit: JPY1 million)

Rental income	Rental expenses	Difference	Other expenses
293	93	199	15

(note)

1. Rental expenses are depreciation costs, repair costs, insurance costs, taxes and public dues, etc. concerning rental real estates.

2. Other expenses are depreciation costs, repair costs, insurance costs, taxes and public dues, etc. concerning underutilized real estates.

Notes concerning information per share

Net assets per share	JPY784.12
Net income per share	JPY116.74

Notes concerning business combinations

Business combinations by acquisition

1. Outline of business combinations

(1)	Name of acquired company and details of its business

Name of acquired company: Kaba Gilgen AG

Details of business: Manufacture and sales of automatic doors for buildings, railroad platform doors, movable partitions, movable gates, etc.

(2)	Reason for business combination

The Company develops the construction automatic door and railroad platform door business (hereinafter referred to as “Business”) in Japan, the United States and the Asian market including China. While the Business is expected to grow at a high rate in the overseas market, competition and oligopoly by the global top manufacturers are increasing.

Kaba’s automatic door business took pride in its long history and high brand-name in Europe under the name of “Gilgen” or “Kaba Gilgen” in the construction area, and developed business in Europe, Hong Kong, China and the United States in the railroad platform door area.

The Company, for the purpose of developing business in the four major markets in the world by the adding Europe to Japan, the United States and China and of strengthening competitiveness in the global market, acquired Kaba’s automatic door business.

(3)	Date of business combination

April 1, 2011

(4)	Legal form of business combination

Share acquisition

(5)	Name of company after combination

Gilgen Door Systems AG

(6)	Rate of acquired voting rights

100%

(7)	Main basis for determining acquiring company

Because the Company acquired 100% of Kaba Gilgen AG’s shares with consideration in cash.

2. Period of business performance of acquired company included in the consolidated financial statements

From April 1, 2011 to December 31, 2011

3. Acquisition cost of acquired company and breakdown

Consideration for acquisition	Cash	JPY17,854 million
Expenses directly required for acquisition	Advisor expenses, etc.	JPY145 million

Acquisition cost		JPY17,999 million

4. Amount of goodwill arising, reason, method of amortization and amortization period

(1)	Amount of goodwill arising

JPY15,707 million

(2)	Reason for arising of goodwill

Because the net asset value of Kaba Gilgen AG as of the time of business combination fell below the acquisition cost, the said difference is acknowledged as goodwill.

(3)	Method of amortization and amortization period

Equal amortization over a 20-year period.

5. Amount of assets accepted and liabilities assumed on the date of business combination and their breakdown

Current assets	JPY7,470 million
Fixed assets	JPY1,801 million

Total assets	JPY9,271 million

Current liabilities	JPY6,613 million
Fixed liabilities	JPY 271 million

Total liabilities	JPY6,884 million

Certified Copy of Accounting Auditor’s Auditing Report on Consolidated Financial Statements

Independent Auditor’s Auditing Report

May 10, 2012

Nabtesco Corporation

Board of Directors

KPMG Azsa LLC

Designated Specified Partner

Managing Member

Michitaka Shishido, Certified Public Accountant

Designated Specified Partner

Managing Member

Daisuke Harada, Certified Public Accountant

Designated Specified Partner

Managing Member

Hiroshi Ikegame, Certified Public Accountant

Our auditing firm, based on Paragraph 4 of Article 444 of the Companies Act, conducted auditing with respect to the consolidated financial statements, in specific, the consolidated balance sheet, consolidated profit and loss statement, consolidated statement of shareholders’ equity and notes to consolidated financial statements, of Nabtesco Corporation for the consolidated fiscal term from April 1, 2011 to March 31, 2012.

Responsibilities of the business manager concerning consolidated financial statements, etc.

The responsibilities of the business manager are to prepare and to properly indicate consolidated financial statements pursuant to the standards of corporate accounting generally acknowledged in our country as fair and appropriate. Such responsibilities include the maintenance and operation of an internal control system determined necessary by the business manager for preparing and properly indicating consolidated financial statements without any indications of serious misstatements resulting from fraud or errors.

Responsibilities of auditors

The responsibility of our auditing firm is to provide opinions concerning consolidated financial statements from an independent standpoint, based on auditing conducted by our auditing firm. Our auditing firm conducted auditing pursuant to the standards of auditing generally acknowledged in our country as fair and appropriate. With respect to the standards of auditing, an auditing plan was formulated for obtaining reasonable assurance on whether or not there are any indications of serious misstatements in consolidated financial statements, based on which auditing must be conducted.

In auditing, procedures are taken for obtaining auditing evidence concerning values in and the disclosure of consolidated financial statements. Auditing procedures are selected and applied at the discretion of our auditing firm, based on the assessment of risks concerning indications of serious misstatements in consolidated financial statements resulting from fraud or errors. The purpose of auditing is not for providing opinions concerning the effectiveness of the internal control system, but in order to form an appropriate auditing plan corresponding to the situation in the implementation of risk assessment, our auditing firm will consider an internal control system associated with the preparation and appropriate representation of consolidated financial statements. Further, auditing includes assessment of the accounting policy and the method of its application adopted by the business manager and assessment of estimations made by the business manager, and consideration on the representation of consolidated financial statements as a whole.

Our auditing firm determines that we have obtained sufficient and appropriate auditing evidence to serve as the basis for providing opinions.

Auditor’s opinions

Our auditing firm acknowledges that the above consolidated financial statements comply with the standards of corporate accounting generally acknowledged in our country as fair and appropriate and appropriately represent all important matters concerning the situation of property and profit and loss during the period of the said consolidated financial statements of the corporate group consisting of Nabtesco Corporation and its consolidated subsidiaries.

Interest

There is no particular interest between the company, our auditing firm and managing members that must be noted pursuant to the provisions of the Certified Public Accountants Act.

Balance Sheet

(as of March 31, 2012)

(Unit: JPY1 million)

Item	Amount
(Assets)
Current assets	(86,011)
Cash and time deposits	3,335
Notes receivable	1,632
Accounts receivable	32,733
Marketable securities	34,998
Goods and products	1,454
Products in progress	4,032
Raw materials and stored goods	4,168
Deferred income taxes	2,022
Short-term loans receivable	1,355
Other receivables	1,062
Others current assets	285
Allowance for doubtful accounts	-1,070
Fixed assets	(76,199)
Tangible fixed assets	(36,743)
Buildings	12,099
Structures	496
Machinery and equipment	11,986
Vehicles and Transport equipment	34
Tools, furniture and fixtures	1,449
Land	10,251
Construction in progress	426
Intangible fixed assets	(898)
Software	700
Other intangible fixed assets	197
Investments and other assets	(38,557)
Investments in securities	4,733
Investments in stock of affiliates	28,833
Capital contribution for affiliates	4,028
Long-term prepaid expenses	321
Deferred tax assets	40
Others	666
Allowance for doubtful accounts	-65

Total assets	162,210

(Liabilities)
Current liabilities	(57,091)
Trade notes payable	142
Accounts payable	27,050
Short-term loans payable	7,800
Accounts payable-other	7,677
Income taxes, etc. payable	2,660
Accrued expenses	3,261
Advances received	204
Deposits received	6,796
Reserve for product guarantee	1,407
Reserve for loss on order received	79
Other current liabilities	12
Long-term liabilities	(26,696)
Corporate bonds	10,000
Long-term loans payable	10,000
Retirement allowance	6,159
Other long-term liabilities	536

Total liabilities	83,787

(Net assets)
Shareholders’ equity	(78,247)
Capital stock	10,000
Capital surplus	(29,482)
Capital reserve	24,690
Other capital surplus	4,791
Earned surplus	(39,020)
Profit reserve	1,076
Other earned surplus	(37,944)
Reserve for compression of assets	89
Earned surplus brought forward	37,854
Treasury stock	-255
Valuation and translation adjustments	(-33)
Net unrealized gains on securities	-33
Deferred gains or losses on hedges	-0
Subscription rights to shares	(208)

Total net assets	78,422

Total liabilities and net assets	162,210

Profit and Loss Statement

(From April 1, 2011 to March 31, 2012)

(Unit: JPY1 million)

Item	Amount
Net sales		133,709
Cost of sales		105,198

Gross profit		28,510
Selling, general and administrative expenses		13,397

Operating income		15,112
Non-operating income
Interest income	29
Dividend income	2,833
Rent received	268
Gain on foreign exchange	129
Others	231	3,492

Non-operating expenses
Interest expense	127
Donations	176
Others	188	492

Ordinary income		18,112
Extraordinary gain
Gain on sale of fixed assets	162
Gain on liquidation of affiliates	89	252

Extraordinary losses
Loss on disposal of fixed assets	180
Loss on sales of investment securities	9
Write-down of golf membership rights	4	194

Income before income tax		18,171
Income taxes	5,254
Adjustment for corporate and other taxes	712	5,966

Net income		12,204

Statement of Shareholders’ Equity

(From April 1, 2011 to March 31, 2012)

(Unit: JPY1 million)

	Shareholders’ equity
	Capital stock	Capital surplus
		Capital reserve	Other capital surplus	Total capital surplus
Balance at beginning of the term	10,000	24,690	4,794	29,484

Change during the term
Cash dividends
Accumulated voluntary earned reserve
Reversed voluntary earned reserve
Net income
Purchase of treasury stock
Disposal of treasury stock			-2	-2
Changes other than shareholders’ equity during the consolidated fiscal year (net)

Total change during the term	—	—	-2	-2

Balance as of end of term	10,000	24,690	4,791	29,482

(Unit: JPY1 million)

	Shareholders’ equity
	Earned surplus				Treasury stocks	Total shareholders’ equity
	Profit reserve	Other earned surplus		Total earned surplus
		Reserve for compression of assets	Earned surplus brought forward
Balance at beginning of the term	1,076	15	29,919	31,011	-147	70,348

Change during the term
Cash dividends			-4,194	-4,194		-4,194
Accumulated voluntary earned reserve		75	-75	—		—
Reversed voluntary earned reserve		-0	0	—		—
Net income			12,204	12,204		12,204
Purchase of treasury stock					-164	-164
Disposal of treasury stock					56	53
Changes other than shareholders’ equity during the fiscal year (net)						—

Total changes during the term	—	74	7,935	8,009	-108	7,898

Balance at end of the term	1,076	89	37,854	39,020	-255	78,247

(Unit: JPY1 million)

	Valuation and translation adjustments			Subscription rights to shares	Total net assets
	Net unrealized gains on securities	Unrealized deferred gain or loss on hedges	Total valuation and translation adjustments
Balance at beginning of the term	447	-0	447	159	70,955

Change during the term
Cash dividends					-4,194
Accumulated voluntary earned reserve					—
Reversed voluntary earned reserve					—
Net income					12,204
Purchase of treasury stock					-164
Disposal of treasury stock					53
Changes other than shareholders’ equity during the fiscal year (net)	-481	0	-480	48	-431-

Total changes during the term	-481	0	-480	48	7,466

Balance at end of the term	-33	-0	-33	208	78,422

Notes to Financial Statements

Notes on matters concerning important accounting policies

1. Standard of valuation and method of valuation of assets

(1) Valuable securities

 Held-to-maturity bonds:

By amortized cost method (straight-line method)

‚ Shares of subsidiaries and affiliates:

By the moving average cost method

ƒ Other valuable securities

Securities with market value:

By market value method based on the market price, etc. as of the final day of the fiscal year (all valuation differences have been reported as shareholders’ equity and the cost of securities sold has been calculated by the moving-average method)

Securities without market value:

By moving average cost method

(2) Derivatives… By market value method

(3) Inventory assets

   Standard of valuation… By cost method (book value write-down method based on decreased profitability)

   Method of valuation

 Merchandise, finished goods and work-in-process… By gross average method (the specific identification method with respect to some)

‚ Raw materials and supplies… By gross average method (the moving average method with respect to some)

2. Method of depreciation of fixed assets

(1) Tangible fixed assets (not including leased assets)

The straight-line method has been applied with respect to buildings and equipment attached to buildings and the declining-balance method with respect to others.

The equal amortization method over a 3-year period has been applied with respect to petty sum depreciable assets, the acquisition prices of which are more than JPY100,000 and less than JPY200,000.

Further, the equal amortization method over a 5-year period from the fiscal year following the full depreciation of the allowable limit for depreciation, has been applied with respect to tangible fixed assets acquired before March 31, 2007.

(2) Intangible fixed assets (not including leased assets)

   The straight-line method has been applied.

The straight-line method based on the internally utilizable period (5 years) has been applied with respect to software used by the Company.

(3) Leased assets

The straight-line method with the period of lease as the durable years and the residual value as zero has been applied.

Accounting procedures pursuant to methods concerning ordinary lease transactions have been applied with respect to non-ownership transfer finance lease transactions, of which the date of commencement of the lease transaction is before March 31, 2008.

3. Standard for recording reserves

(1) Allowance for doubtful accounts

In order to prepare for losses resulting from uncollectible receivables, the estimated uncollectible amount has been recorded.

 General accounts receivable… Loan loss ratio method

‚ Doubtful accounts receivable and bankruptcy reorganization claims… Financial composition evaluation method

(2) Reserve for product guarantee

In order to prepare for payment of repair expenses, etc. accruing after delivery of products, the amount of such expenses accruing has been individually estimated and recorded.

(3) Reserve for loss on order received

In order to prepare for future losses concerning order contracts, the estimated amount of loss with respect to cases in which future loss is expected and the amount of loss can be reasonably estimated, has been recorded.

(4) Allowance for environmental measures

Because soil contamination was discovered in a part of the former Yokosuka Plant site, the estimated amount of payment has been recorded in order to prepare for losses due to soil improvement.

(5) Retirement allowance

In order to appropriate it to the provision of retirement benefit for employees, the amount acknowledged as accruing as of the end of this fiscal year based on the estimated amount of retirement benefit obligations and pension assets as of the end of the fiscal year has been recorded. With respect to actuarial differences, the amount divided by the declining balance method based on a certain number of years (10 years) within the employees’ average remaining years of service as of the time of occurrence in each fiscal year, has each been charged to expenses from the fiscal year following the time of occurrence. Past service liabilities are to be charged to expenses as of such occurrence.

4. Standard for recording income and expenses

(1) Standard for recording amount of completed work

The percentage-of-completion method (estimation of the rate of progress of construction is based on the cost-to-cost method) has been applied with respect to construction work of which certainty of achievement can be acknowledged and the completed contract method with respect to other construction work.

5. Other important matters serving as basis for preparation of financial statements

(1) Method of hedge accounting

 Method of hedge accounting

In principle, by deferred hedge accounting.

Special treatment has been applied with respect to interest rate swap satisfying the requirements for special treatment and the allocation treatment with respect to exchange contracts satisfying the requirements for allocation treatment.

‚ Hedge instrument and hedged item

(Hedge instrument)	(Hedged item)
Interest rate swap	Interest on loans
Exchange contract	Foreign currency receivable and payable, etc.

ƒ Hedging policy

Hedge transactions shall only be applied to risks based on actual demand and shall not be used as a speculative instrument.

„ Method of assessing hedge effectiveness

In principle, effectiveness is judged based on the amount of changes, etc. between the accumulated total market fluctuation or cash flow fluctuation of the hedged item and that of the hedge instrument during the period from the commencement of hedge until the assessment of effectiveness. With respect to exchange contracts, because the essential conditions concerning the hedge instrument and the hedged item are the same and exchange rate fluctuations are expected to continue being offset at the time of commencement of hedge and thereafter as well, hedge effectiveness has not been assessed. Further, with respect to interest rate swap, the application of special treatment has been assessed in the place of effectiveness.

(2) Accounting process of consumption tax, etc.

The accounting process of consumption tax, etc. is tax excluded.

(3) Matters concerning goodwill and negative goodwill amortization

Goodwill is equally amortized over its effective period within 20 years; provided, however, that with respect to small amounts, the entire amount is amortized as of the time of occurrence. Negative goodwill occurring before March 31, 2010 is equally amortized over a 5-year period.

6. Changes in accounting policies

From this fiscal year, the “Accounting Standards related to Net Income Per Share” (Issue No.2 June 30, 2010 of Accounting Standards for Business Enterprises) and the “Application Guidelines for Accounting Standards related to Net Income Per Share” (Issue No.4 June 30, 2010 of Accounting Standards for Business Enterprises) have been applied.

In calculating the fully diluted net income per share, with respect to stock options which become exercisable after a certain period of services, the method has been changed so that of fair stock option appraisal values, amounts concerning services to be provided to the company in the future have been included in the amount of payment assumed in the event stock options are exercised.

7. Changes in method of indication

Because the significance of “Donations” that used to be indicated as “Other” under “Non-operating expenses” increased in this consolidated fiscal year, it has been separately indicated.

8. Additional information

(Application of Accounting Standard for Accounting Changes and Error Corrections)

The “Accounting Standard for Accounting Changes and Error Corrections” (Accounting Standards Board of Japan Statement No. 24, December 4, 2009) and the “Guidance on Accounting Standard for Accounting Changes and Error Corrections” (Accounting Standards Board of Japan Guidance No. 24, December 4, 2009) have been applied from accounting changes and past error corrections made after the beginning of this fiscal year.

Notes concerning Balance Sheet

1. Accumulated depreciation of tangible fixed assets	JPY62,532 million

2. Guaranteed debts

(1) Guaranteed debts concerning affiliates’ loans, etc. from financial institutions

JPY130 million (RMB10,000 thousand)

JPY 25 million (USD316 thousand)

JPY156 million

(2) Concomitant assumption of obligations concerning affiliates’ trade payables from financial institutions

JPY3,688 million

3. Treatment of notes expiring at the end of the term

With respect to account processing of notes expiring at the end of the term, they have been settled as of the date of clearance. Because the last day of this fiscal year was a bank holiday, notes expiring at the end of the following term are included in the closing balance.

Notes receivable	JP124 million

4. Monetary claims from and monetary obligations to affiliates

Short-term monetary claims	JPY10,039 million
Short-term monetary obligations	JPY8,472 million
Long-term monetary claims	JPY2 million

5. Advanced depreciation

The amount of advanced depreciation directly deducted from the acquisition price of tangible fixed assets due to right conversion based on the Urban Renewal Act is as follows.

Construction in progress	JPY1,287 million

Notes concerning profit and loss statement

Volume of trade with affiliates

(1) Volume of trade from business transactions

Net sales	JPY36,689 million
Purchase amount	JPY12,846 million

(2) Volume of trade from non-business transactions

Dividend income	JPY2,749 million
Rental income	JPY186 million

Notes concerning Statement of Shareholders’ Equity

Type and number of treasury stock as of the final day of this fiscal year

Ordinary shares	177,373 shares

Notes concerning tax effect accounting

Breakdown of main reasons for deferred tax assets and deferred tax liabilities

Deferred tax assets
Retirement Allowance	JPY2,196 million
Other accounts payable	JPY424 million
Loss on valuation of inventory assets	JPY131 million
Accrued bonus	JPY930 million
Reserve for product guarantee	JPY527 million
Reserve for loss on order received	JPY30 million
Loss from impairment	JPY116 million
Loss on valuation of investment securities	JPY48 million
Loss on valuation of affiliates’ shares	JPY191 million
Loss on valuation of investments in affiliates	JPY71 million
Write-down of golf membership rights	JPY60 million
Allowance for doubtful accounts	JPY385 million
Foreign tax credit carried forward	JPY199 million
Others	JPY211 million

Deferred tax assets subtotal	JPY5,526 million
Deferred tax liabilities
Reserve for advanced depreciation of assets	JPY1,727 million
Differences in valuation of other securities	JPY580 million

Deferred tax liabilities total	JPY2,307 million

Net deferred tax assets	JPY2,062 million

Additional information

(Adjustments to deferred tax assets and deferred tax liabilities arising from changes in tax rates such as corporate tax, etc.)

Due to the promulgation of “The Law to Revise the Income Tax, etc., in Order to Construct a Tax System Addressing Changes in the Socio-Economic Structure” (2011 Law No. 114) and the “Act on Special Measures for Securing Financial Resources Necessary to Implement Measures for Reconstruction Following the Great East Japan Earthquake” (2011 Law No. 117) on December 2, 2011, the corporate tax rate will be lowered while a special tax for reconstruction will be imposed from the fiscal years beginning on or after April 1, 2012. As a result, the effective tax rate for calculating deferred tax assets and deferred tax liabilities will be lowered from 40.69% to 38.01% for temporary differences expected to be reversed from the fiscal years beginning from April 1, 2012 to fiscal years beginning from April 1, 2014, and to 35.64% for temporary differences expected to be reversed from the fiscal years beginning on or after April 1, 2015. As a result of such changes in the tax rate, there was a decrease of JPY148 million in the amount of deferred tax assets and increase of JPY145 million in the amount of adjustments to corporate tax, etc.

Notes concerning leased fixed assets

Non-ownership transfer finance lease transactions, before the commencement of the first year of application of the accounting standard concerning lease transactions

(1) Amounts equivalent to acquisition cost of the leased property, cumulative depreciation and balance as of the end of the term

	Acquisition cost	Cumulative depreciation	Balance as of the end of term
Vehicles and delivery equipment	JPY3 million	JPY3 million	0
Tools furniture and fixtures	JPY28 million	JPY23 million	JPY5 million
Software	JPY32 million	JPY27 million	JPY4 million

Total	JPY64 million	JPY53 million	JPY10 million

(note) Because the rate of outstanding unexpired lease expenses as of the end of the term to the amount of tangible fixed assets, etc. outstanding as of the end of the term is small, the acquisition cost has been calculated based on the interest method.

(2) Amount equivalent to future lease payment

Within 1 year	JPY9 million
After 1 year	JPY1 million

Total	JPY10 million

(note) Because the rate of the amount equivalent to future lease payment outstanding as of the end of the term to the amount of tangible fixed assets, etc. outstanding as of the end of the term is small, the amount equivalent to future lease payment has been calculated based on the interest method.

(3) Paid lease fees, amounts equivalent to depreciation

Paid lease fees	JPY30 million
Depreciation	JPY30 million

(4) Method of calculation of amount equivalent to depreciation

The straight-line method with the period of lease as the durable years and the residual value as zero has been adopted.

Notes concerning transactions with related parties

Subsidiaries, etc.

(Unit: JPY1,000)

Type	Name of company, etc.	Business category	Rate of ownership of voting right	Relationship		Details of transaction	Amount of trade	Item	Balance at the end of the term
				Concurrent posts of executives, etc.	Business
Subsidiary	Nabtesco Precision Europe GmbH	Precision equipment	100.0	Yes	Sales, etc. of products	Sales of products	11,825	Accounts receivable	3,158

(Terms of business and policies, etc. in determining terms of business)

1. With respect to sales transactions of products, the terms of business, etc. are determined in consideration of the market prices, etc.

Notes concerning information per share

Net assets per share	JPY615.69
Net income per share	JPY96.05

Notes concerning business combinations

Notes concerning business combinations have been omitted here because they are indicated in “Notes concerning business combinations” in the Notes to Consolidated Financial Statements.

Certified Copy of Accounting Auditor’s Report on Non-Consolidated Financial Statements

Independent Auditor’s Auditing Report

May 10, 2012

Nabtesco Corporation

Board of Directors

KPMG Azsa LLC

Designated Specified Partner

Managing Member

Michitaka Shishido, Certified Public Accountant

Designated Specified Partner

Managing Member

Daisuke Harada, Certified Public Accountant

Designated Specified Partner

Managing Member

Hiroshi Ikegame, Certified Public Accountant

Our auditing firm, based on Paragraph 2 – 1 of Article 436 of the Companies Act, conducted auditing with respect to financial statements, in specific, the balance sheet, profit and loss statement, statement of shareholders’ equity, notes to financial statements and detailed statements, of Nabtesco Corporation for the 9th fiscal term from April 1, 2011 to March 31, 2012.

Responsibilities of the business manager concerning financial statements, etc.

The responsibilities of the business manager are to prepare and to properly indicate financial statements and detailed statements pursuant to the standards of corporate accounting generally acknowledged in our country as fair and appropriate. Such responsibilities include the maintenance and operation of an internal control system determined necessary by the business manager for preparing and properly indicating financial statements and detailed statements without any indications of serious misstatements resulting from fraud or errors.

Responsibilities of auditors

The responsibility of our auditing firm is to provide opinions concerning financial statements and detailed statements from an independent standpoint, based on auditing conducted by our auditing firm. Our auditing firm conducted auditing pursuant to the standards of auditing generally acknowledged in our country as fair and appropriate. With respect to the standards of auditing, an auditing plan was formulated for obtaining reasonable assurance on whether or not there are any indications of serious misstatements in financial statements and detailed statements, based on which auditing must be conducted.

In auditing, procedures are taken for obtaining auditing evidence concerning values in and the disclosure of financial statements and detailed statements. Auditing procedures are selected and applied at the discretion of our auditing firm, based on the assessment of risks concerning indications of serious misstatements in financial statements and detailed statements resulting from fraud or errors. The purpose of auditing is not for providing opinions concerning the effectiveness of the internal control system, but in order to form an appropriate auditing plan corresponding to the situation in the implementation of risk assessment, our auditing firm will consider an internal control system associated with the preparation and appropriate representation of financial statements and detailed statements. Further, auditing includes assessment of the accounting policy and the method of its application adopted by the business manager and estimations made by the business manager, and consideration on the representation of financial statements and detailed statements as a whole.

Our auditing firm determines that we have obtained sufficient and appropriate auditing evidence to serve as the basis for providing opinions.

Auditor’s opinions

Our auditing firm acknowledges that the above financial statements and detailed statements comply with the standards of corporate accounting generally acknowledged in our country as fair and appropriate and appropriately represent all important matters concerning the situation of property and profit and loss during the period of the said financial statements and detailed statements.

Interest

There is no particular interest between the company, our auditing firm and managing members, that must be noted pursuant to the provisions of the Certified Public Accountants Act.

Certified Copy of the Board of Auditors’ Audit Report

Audit Report

Based on audit reports prepared by each corporate auditor and through discussion, the Board of Auditors prepared this Audit Report with respect to the directors’ performance of their duties during the 8th fiscal year, from April 1, 2010 to March 31, 2011, and hereby report as follows.

1. Method and details of audit by the corporate auditors and the Board of Auditors

The Board of Auditors set forth auditing policies and auditing plans, etc. and received reports from each corporate auditor on the situation of implementation and results of audit. Further, the Board of Auditors received reports from directors, etc. and the accounting auditor on the situation of performance of their duties and requested explanation as necessary.

According to the auditing policies and auditing plans, etc. set forth by the Board of Auditors, each corporate auditor, through communication with directors, the internal auditing departments and other employees, etc., collected information and prepared an environment for auditing. At the same time, they attended Board of Directors’ meetings and other important meetings, received reports from directors and employees, etc. on the situation of performance of their duties, requested explanation as necessary, inspected documents on important corporate decisions, etc. and conducted investigations on the situation of business and property in the head office and other main offices. Further, they periodically received reports from directors and employees, etc. on the details of the Board of Directors’ resolution concerning the system set forth in Article 100 – 1 and 3 of the Ordinance for Enforcement of the Companies Act as a system for ensuring that the performance of the duties of directors indicated in business reports comply with laws, regulations and the Articles of Incorporation and as other means necessary for ensuring the appropriateness of the businesses of a stock corporation, and on the situation of formulation and operation of the system (internal control system) prepared based on such resolution and requested explanation as necessary and expressed their opinions.

With respect to subsidiaries, they Board of Auditors communicated with the directors and auditors, etc. of subsidiaries, exchanged information and received, as necessary, reports from the subsidiaries on business.

Based on the above methods, the business report and ancillary detailed statements concerning the said fiscal year were considered.

Further, the Board of Auditors supervised and examined the accounting auditor’s maintenance of an independent standpoint and appropriate implementation of audits, received reports from the accounting auditor on the situation of the performance of its duties, and requested explanation as necessary. The Board of Auditor received notice from the accounting auditor that the “system for ensuring that duties are being performed appropriately” (indicated in Article 131 of the Corporate Accounting Rules) was prepared according to laws and regulations and the standards, etc. announced by the Business Accounting Council, etc., and requested explanation as necessary.

Based on the above procedures, financial statements (balance sheet, profit and loss statement, statement of shareholders’ equity and notes to financial statements) and other detailed statements concerning the said fiscal year were reviewed.

2. Result of audit

(1) Results of audit on business report, etc.

A. We hereby acknowledge that the business report and ancillary detailed statements comply with laws, regulations and the Articles of Incorporation and correctly indicate the situation of the company.

B. There are no illicit acts or significant facts violating laws, regulations or the Articles of Incorporation, concerning the directors’ performance of duties.

C. The details of the Board of Directors’ resolution concerning the internal control system are acknowledged appropriate. Further, there are no matters to be noted in particular with respect to the details indicated in the business report concerning the said internal control system and the directors’ performance of duties.

(2) Results of audit of financial statements and ancillary detailed statements

The method and results of audit by the auditing firm KPMG Azsa LLC are acknowledged appropriate.

(3) Results of audit of consolidated financial statements

The method and results of audit by the auditing firm KPMG Azsa LLC are acknowledged appropriate.

May 16, 2012

Board of Auditors of Nabtesco Corporation

Full-time corporate auditor	Nobuhiko Takahashi

Outside corporate auditor	Tetsuya Ishimaru

Outside corporate auditor	Masahiko Yamada

Outside corporate auditor	Hiroshi Mitani